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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

TeleTech Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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TELETECH HOLDINGS, INC.
9197 S. Peoria Street
Englewood, Colorado 80112

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        The 2011 annual meeting of stockholders (the "Annual Meeting") of TeleTech Holdings, Inc., a Delaware corporation, will be held at 9197 S. Peoria Street, Englewood, Colorado on Thursday, May 26, 2011, at 10:00 a.m., local time, for the following purposes, as more fully described in the accompanying proxy statement:

  1.
  To elect eight directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

  2.
  To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011;

  3.
  To hold an advisory vote on executive compensation;

  4.
  To hold an advisory vote on the frequency of the advisory vote on executive compensation; and

  5.
  To transact such other business as may properly come before the annual meeting.

        The record date for the annual meeting is Monday, March 28, 2011. Only stockholders of record at the close of business on that date are entitled to notice of, to attend, and to vote at the Annual Meeting. As part of TeleTech's ongoing commitment to environmentally responsible business practices, TeleTech utilizes the Securities and Exchange Commission (the "SEC") rules that allow issuers to furnish proxy materials to our stockholders on the Internet. These rules allow TeleTech to distribute these proxy materials in a cost-efficient and environmentally friendly manner.

By Order of the Board of Directors,
KENNETH D. TUCHMAN Chairman and Chief Executive Officer

Englewood, Colorado
April 12, 2011

YOUR VOTE IS IMPORTANT.
PLEASE COMPLETE, DATE, SIGN AND RETURN YOUR PROXY CARD PROMPTLY.

TELETECH HOLDINGS, INC.
9197 S. Peoria Street,
Englewood, Colorado 80112

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

To be Held on Thursday, May 26, 2011

        The board of directors (the "Board") of TeleTech Holdings, Inc., a Delaware corporation, is soliciting proxies to be used at our annual meeting of stockholders (the "Annual Meeting") to be held at 10:00 a.m., local time, on Thursday, May 26, 2011, at our principal offices located at 9197 S. Peoria Street, Englewood, Colorado. This Proxy Statement contains important information regarding the Annual Meeting, the proposals on which you are being asked to vote, information about our voting procedures, and information you may find useful in determining how to vote.

        A number of abbreviations are used in this Proxy Statement. The term proxy materials includes this Proxy Statement, the enclosed proxy card, and our 2010 Annual Report on Form 10-K.

        The Board is distributing these proxy materials on or about April 12, 2011.

Notice of Internet Availability of Proxy Materials

        In accordance with rules recently adopted by the SEC, we may now furnish proxy materials, including this Proxy Statement and our 2010 Annual Report on Form 10-K, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the notice regarding the Internet availability of proxy materials (the "Notice of Availability"), which was mailed separately to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice of Availability also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice of Availability.

        The Notice of Availability provides you with instructions regarding how to:

  •
  View our proxy materials for the Annual Meeting on the Internet; and

  •
  Instruct us to send our future proxy materials to you electronically by email.

        Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of printing and mailing these materials on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Matters for Approval at the Annual Meeting

        The items of business scheduled to be voted on at the Annual Meeting are:

  •
  Proposal 1:  the election of eight directors (see page 7);

  •
  Proposal 2:  the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011 (see page 10);

  •
  Proposal 3:  an advisory vote on executive compensation (see page 10); and

  •
  Proposal 4:  an advisory vote on the frequency of the advisory vote on executive compensation (see page 11).

        We will also consider other business that properly comes before the Annual Meeting.

Board Recommendations

        Our Board recommends that you vote your shares: (1) "FOR" each of the nominees to the Board; (2) "FOR" the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011; (3) "FOR" the proposal regarding an advisory vote on executive compensation; and (4) "EVERY 1 YEAR" for the proposal regarding an advisory vote on the frequency of the advisory vote on executive compensation.

        Kenneth D. Tuchman, our Chairman and Chief Executive Officer ("CEO") and the beneficial owner of approximately 55.4% of the issued and outstanding shares of common stock as of the record date (approximately 54.1% of the shares entitled to vote, excluding stock options) has indicated that he intends to vote: (1) "FOR" each of the nominees to the Board; (2) "FOR" the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011; (3) "FOR" the proposal regarding an advisory vote on executive compensation; and (4) "EVERY 1 YEAR" for the proposal regarding an advisory vote on the frequency of the advisory vote on executive compensation.

        Additionally, on April 1, 2011, Mr. Tuchman entered into a Voting Agreement whereby he has agreed to vote shares he beneficially owns "FOR" the election of Mr. Barlett to the Board of Directors through and including December 31, 2017.

Quorum

        In order to conduct business at the Annual Meeting, a quorum of a majority of the outstanding shares of common stock entitled to vote as of the record date must be present in person or represented by proxy. Both abstentions and broker non-votes (described below) are counted for the purpose of determining the presence of a quorum.

Who Can Vote

        Stockholders of record at the close of business on the record date, March 28, 2011, may vote at the Annual Meeting. On the record date, we had 57,090,067 issued and outstanding shares of common stock which were held by 501 record holders.

How You Can Vote—Voting Procedures

        Each share of common stock has one vote on all matters properly brought before the Annual Meeting. You can vote your shares if you are represented by proxy or present in person at the Annual Meeting. The method in which you vote your shares will depend on whether you are a stockholder of record or a beneficial owner.

        Stockholders of Record.    If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, a stockholder of record. As a stockholder of record, there are four ways to vote:

  •
  In person.  You may vote in person at the Annual Meeting—we will give you a ballot when you arrive;

  •
  Via the Internet.  You may vote by proxy via the Internet by visiting www.proxyvote.com and following the instructions provided in the Notice of Availability or the proxy card;

  •
  By Telephone.  If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the vote instruction form and by following the voice instructions; or

  •
  By Mail.  If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

        Beneficial Owners.    If your shares are held in an account at a brokerage firm, bank, broker-dealer, trust or other similar organization, like the vast majority of our stockholders, you are considered the beneficial owner of shares held in street name, and the Notice of Availability was forwarded to you by that organization. As the beneficial owner, there are four ways to vote:

  •
  In person.  If you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares;

  •
  Via the Internet.  You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in the Notice of Availability;

  •
  By Telephone.  If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the vote instruction form and by following the voice instructions; or

  •
  By Mail.  If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided.

        Additional Procedures.    Votes cast by proxy prior to the Annual Meeting will be tabulated by an automatic system administered by Broadridge Financial Solutions, Inc. Votes cast by proxy or in person at the Annual Meeting will be counted by the persons we appoint to act as election inspectors for the Annual Meeting. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the tabulation of votes and will have no effect. Cumulative voting is not permitted in the election of directors. Consequently, you are entitled to one vote for each share of our common stock held in your name for as many persons as there are directors to be elected, and for whose election you have the right to vote.

        With respect to the advisory vote on the frequency of the advisory vote on executive compensation, you may vote for every 1 year, every 2 years or every 3 years or abstain from voting. If you abstain from voting on this proposal, the abstention will not have an effect on the outcome of the vote.

        With respect to the other proposals submitted for stockholder approval (other than the election of directors and the frequency of the advisory vote on executive compensation), you may vote for or against the proposal, or you may abstain. Abstentions will have the same effect as a negative vote.

        If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute "broker non-votes." Generally, brokerage firms have the authority to vote your non-voted shares on certain "routine" matters, but not on other "non-routine" items. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

Revoking Your Proxy or Changing Your Vote

        You may change your vote at any time prior to the taking of the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by:

  •
  Granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method);

  •
  Providing a written notice of revocation to our Corporate Secretary at TeleTech Holdings, Inc., 9197 S. Peoria Street, Englewood, Colorado 80112 prior to your shares being voted; or

  •
  Attending the Annual Meeting and voting in person. Your attendance at the meeting alone will not cause your previously granted proxy to be revoked unless you specifically so request before the taking of the vote.

        For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, trustee or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Householding

        For stockholders of record, we have adopted a procedure called "householding," which the SEC has approved. Under this procedure, we are delivering a single copy of the Notice of Availability and, if applicable, this Proxy Statement and the 2010 Annual Report on Form 10-K to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing and mailing costs and the impact of printing and mailing these materials on the environment. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice of Availability and, if applicable, this Proxy Statement and the 2010 Annual Report on Form 10-K to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice of Availability and, if applicable, this Proxy Statement or the 2010 Annual Report on Form 10-K, stockholders may contact us at TeleTech Holdings, Inc., 9197 S. Peoria Street, Englewood, Colorado 80112, Attention: Investor Relations, or by calling 303-397-8100.

        Stockholders who hold shares in "street name" (as described above) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Costs of Proxy Solicitation

        We will bear the costs of soliciting proxies from our stockholders. Some of our directors, officers and other employees, not specially employed for this purpose, may solicit proxies, without additional remuneration therefore, by personal interview, mail, telephone or other means of communication. We will request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares of common stock that are held of record by such brokers and fiduciaries and will reimburse such persons for their reasonable out-of-pocket expenses.

Admission to the Annual Meeting

        If you plan to attend the Annual Meeting, please mark the appropriate box on the proxy card and return the proxy card promptly. If you are a stockholder of record and arrive at the Annual Meeting without an admission ticket, you will only be admitted once we verify your share ownership at the stockholders' admission counter. If you are a beneficial owner, you will only be admitted upon presentation of evidence of your beneficial holdings, such as a bank or brokerage firm account statement.

Stockholder List

        A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the meeting, at the Annual Meeting and at our principal office located at 9197 S. Peoria Street, Englewood, Colorado 80112 during normal business hours for a period of at least 10 days prior to the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

        The table below sets forth information, as of March 28, 2011, concerning the beneficial ownership of the following persons and entities:

  •
  Each person or entity whom we know beneficially owns more than five percent of our common stock;

  •
  Each of our directors and nominees for the Board;

  •
  Each of our named executive officers; and

  •
  All of our directors and executive officers as a group.

        We have determined beneficial ownership in accordance with SEC rules. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

        Applicable percentage ownership is based on 57,090,067 shares of common stock outstanding at March 28, 2011. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity in accordance with SEC rules, we deemed outstanding shares of common stock: (1) subject to stock options held by that person that are currently exercisable or exercisable within 60 days of March 28, 2011, and (2) issuable upon the vesting of Restricted Stock Units ("RSUs") within 60 days of March 28, 2011. Also in accordance with SEC rules, we did not deem outstanding these two categories of shares of common stock for the purpose of computing the percentage ownership of any other person or entity.

        The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted. Unless otherwise indicated, the address of each beneficial owner listed in the table is c/o TeleTech Holdings, Inc., 9197 Peoria Street, Englewood, Colorado 80112.

	Shares Beneficially Owned
Name and Address of the Beneficial Owner	Common Stock	Options Vested and Options and RSUs Vesting Within 60 Days of 3/28/2011	Total Beneficial Ownership as of 3/28/2011		Percent of Class
5% Stockholders
Kenneth D. Tuchman	30,891,542	1,640,000	32,531,542	(1)	55.4%
Executive Officers and Directors
Kenneth D. Tuchman	30,891,542	1,640,000	32,531,542	(1)	55.4%
James E. Barlett	376,285	412,500	788,785	(2)	1.4%
William A. Linnenbringer	57,215	55,886	113,101	(3)	*
Ruth C. Lipper	32,115	120,886	153,001	(4)	*
Shrikant C. Mehta	37,115	20,886	58,001	(5)	*
Anjan Mukherjee	5,724	5,886	11,610	(6)	*
Robert M. Tarola	12,115	40,886	53,001	(7)	*
Shirley Young	14,115	65,886	80,001	(8)	*
John R. Troka, Jr.	65,613	—	65,613		*
Joseph M. Bellini	8,614	—	8,614		*
Carol J. Kline	35,222	—	35,222		*
All directors and officers as a group (12 persons)	31,561,261	2,372,016	33,933,277		57.1%

*
Less than 1%.

(1)
Includes 30,881,542 shares subject to sole voting and investment power, 10,000 shares with shared voting and investment power and 1,640,000 options exercisable within 60 days after March 28, 2011. The shares with sole voting and investment power consist of: (i) 5,914,736 shares held by Mr. Tuchman; (ii) 14,766,806 shares held by a limited liability partnership controlled by Mr. Tuchman; (iii) 10,000,000 shares held by a revocable trust controlled by Mr. Tuchman; and (iv) 200,000 shares held by another limited liability partnership controlled by Mr. Tuchman. The shares with shared voting and investment power consist of 10,000 shares owned by Mr. Tuchman's spouse. Excluding Mr. Tuchman's 1,640,000 vested stock options, Mr. Tuchman is the beneficial owner of approximately 54.1% of the shares of common stock entitled to vote at the meeting.

(2)
Includes 412,500 options exercisable within 60 days after March 28, 2011.

(3)
Includes 50,100 shares beneficially owned through a family trust, 50,000 options exercisable within 60 days after March 28, 2011 and 5,886 RSUs scheduled to vest within 60 days after March 28, 2011.

(4)
Includes 115,000 options exercisable within 60 days after March 28, 2011 and 5,886 RSUs scheduled to vest within 60 days after March 28, 2011.

(5)
Includes 15,000 options exercisable within 60 days after March 28, 2011 and 5,886 RSUs scheduled to vest within 60 days after March 28, 2011.

(6)
Includes 5,886 RSUs scheduled to vest within 60 days after March 28, 2011.

(7)
Includes 35,000 options exercisable within 60 days after March 28, 2011 and 5,886 RSUs scheduled to vest within 60 days after March 28, 2011.

(8)
Includes 60,000 options exercisable within 60 days after March 28, 2011 and 5,886 RSUs scheduled to vest within 60 days after March 28, 2011.

PROPOSAL 1:
ELECTION OF DIRECTORS

        At the Annual Meeting, eight persons will be elected to our Board to hold office until the next annual meeting and until their respective successors are duly elected and qualified. The Board, upon recommendation of the Nominating and Governance Committee, has nominated each of the persons named below to serve as a director for a term of one year and it is the intention of the persons named as proxies in the enclosed proxy card to vote FOR the election of all such nominees.

Kenneth D. Tuchman
James E. Barlett
William A. Linnenbringer
Ruth C. Lipper
Shrikant Mehta
Anjan Mukherjee
Robert M. Tarola
Shirley Young

        Each of the nominees is currently serving as a director and has consented to being named in this Proxy Statement as a nominee and to continue to serve as a director if elected. Information concerning the eight nominees proposed for election to the Board is set forth below. Each nominee provides a depth of knowledge, experience and diversity of perspective to facilitate meaningful participation and, through service on the Board, satisfy our needs and the needs of our stockholders.

        If any of the nominees named below becomes unable or unwilling to serve as a director, shares represented by valid proxies will be voted FOR the election of such other person as the Board may nominate, or the number of directors that constitutes the full Board may be reduced to eliminate the vacancy.

Information Concerning the Nominees for Election as Directors

        Kenneth D. Tuchman, 51, founded our predecessor company in 1982 and has served as the Chairman of the Board since our formation in 1994. Mr. Tuchman's one-year term as a director will expire at the next annual meeting of stockholders. Mr. Tuchman served as our President and CEO from our inception until October 1999. In March 2001, Mr. Tuchman resumed the position of CEO. As our founder and a pioneer in the business process outsourcing industry, Mr. Tuchman possesses skills and experience that make him an essential member of our Board.

        James E. Barlett, 67, was elected to our Board in February 2000 and has served as Vice Chairman of the Board since October 2001. Mr. Barlett's one-year term as a director will expire at the next annual meeting of stockholders. Before joining us as Vice Chairman, Mr. Barlett served as the President and Chief Executive Officer of Galileo International, Inc. (now part of Travelport Limited), a provider of electronic global distribution services for the travel industry, from 1994 to 2001, and in addition was elected to be Chairman of Galileo in 1997, a position in which he served until leaving in 2001. Prior to joining Galileo, Mr. Barlett served as Executive Vice President of Worldwide Operations and Systems for MasterCard International Corporation, a New York Stock Exchange listed global provider of transaction processing and consulting services, where he was also a member of the MasterCard International Operations Committee. Other positions previously held by Mr. Barlett were

Executive Vice President of Operations for NBD Bancorp (now part of Bank One Corporation), a New York Stock Exchange listed financial services company, and Vice Chairman of Cirrus, Inc. (part of MasterCard and an early developer of global ATM services). Mr. Barlett was also a partner with Touche Ross & Co., currently known as Deloitte & Touche LLP, a registered public accounting firm. Mr. Barlett currently serves on the Board of Directors of Celanese Corporation, a New York Stock exchange listed producer of specialty and intermediate chemical products, and served on the Board of Directors of Korn Ferry International, a New York Stock Exchange listed provider of executive search and placement services, from 1999 until 2009. We believe that Mr. Barlett's extensive and varied business career, including his domestic and international experience, his leadership roles in publicly held companies and his service as Chairman and CEO of an international travel process solutions company bring the necessary and desired skills and leadership for his valuable service to our Board.

        William A. Linnenbringer, 62, was elected to our Board in February 2003 and serves as Chair of the Audit Committee. Mr. Linnenbringer's one-year term as a director will expire at the next annual meeting of stockholders. In his 32-year career with PricewaterhouseCoopers LLP, a registered public accounting firm, Mr. Linnenbringer held numerous leadership positions, including Managing Partner for the U.S. banking and financial services industry practice, Chairman of the global financial services industry practice, and member of the firm's policy board and world council of partners. Mr. Linnenbringer retired as a partner of PricewaterhouseCoopers LLP in 2002. Mr. Linnenbringer currently serves on the Board of Directors of SunTrust Banks, Inc., a New York Stock Exchange listed financial services company. We believe that Mr. Linnenbringer's extensive financial, accounting and business experience, including his service as Chairman of the global financial services industry practice at PricewaterhouseCoopers, provide the necessary and desired skills for his valued service to our Board and to Chair our Audit Committee.

        Ruth C. Lipper, 59, was elected to our Board in May 2002 and serves as Chair of the Nominating and Governance Committee. Ms. Lipper's one-year term as a director will expire at the next annual meeting of stockholders. Ms. Lipper has spent more than 25 years working in various financial and philanthropic leadership roles. Ms. Lipper is currently a volunteer chairperson for the Lipper Family Foundation, a position she has held since 1998. From 1987 to 2000, Ms. Lipper was Executive Vice President and Treasurer for Lipper Analytical Services, Inc. Founded in 1973, Lipper Analytical Services was analyzing nearly 40,000 mutual funds through offices in the U.S., London, and Hong Kong at the time of its sale to Reuters Group PLC in 1998. We believe that Ms. Lipper's extensive experience and knowledge of the financial services industry and her leadership role in various philanthropic activities provide the necessary and desired skills, experience and perspective to serve on our Board and to Chair our Nominating and Governance Committee.

        Shrikant Mehta, 67, was elected to our Board in June 2004. Mr. Mehta's one-year term as a director will expire at the next annual meeting of stockholders. Mr. Mehta has been the President and Chief Executive Officer of Combine International, Inc., a wholesale manufacturer of fine jewelry, since 1974. He also serves on the Board of Directors of Distinctive Devices, Inc., a manufacturer of cable set-top boxes and related software for the European and Indian cable markets and a provider of IT services and real-time learning services, and Caprius, Inc., a manufacturer of proprietary equipment for on-site medical waste processing, and various private corporations. We believe that Mr. Mehta's extensive domestic and international business experience, including his leadership role as chief executive officer of an international minority-owned and operated business, provide the necessary and desired skills, experience and perspective to serve on our Board.

        Anjan Mukherjee, 37, was elected to our Board in September 2009 and serves as Chair of the Compensation Committee. Mr. Mukherjee's one-year term as a director will expire at the next annual meeting of stockholders. Mr. Mukherjee is a Senior Managing Director of the Blackstone Group, one of the world's leading alternative asset management firms, where he has been since 2001. Prior to joining Blackstone, Mr. Mukherjee was with the Thomas H. Lee Company, a private equity investment firm, where he was involved with the analysis and execution of private equity investments in a wide range of industries. Before that, Mr. Mukherjee worked in the mergers and acquisitions group at Morgan Stanley, a New York Stock Exchange listed financial services company. We believe that Mr. Mukherjee's extensive investment and transactional experience, his broad business experience and in-depth knowledge and experience in financial matters provide the necessary and desired skills, experience and perspective to serve on our Board and to Chair our Compensation Committee.

        Robert M. Tarola, 61, was elected to our Board in August 2008. Mr. Tarola's one-year term as a director will expire at the next annual meeting of stockholders. Mr. Tarola has been the President of Right Advisory LLC, a financial and business consulting company, since 2008, and currently serves as Senior Vice President, Chief Financial Officer and Treasurer for Howard University through a contractual arrangement with Right Advisory LLC. From 1999 to 2008, Mr. Tarola served as Senior Vice President and Chief Financial Officer of W. R. Grace & Co., a New York Stock Exchange listed specialty chemical company. Prior to joining W. R. Grace, Mr. Tarola served as Senior Vice President and Chief Financial Officer of MedStar Health, Inc., a not-for-profit regional healthcare system, and as a Partner with Price Waterhouse LLP (now PricewaterhouseCoopers), a registered public accounting firm, where Mr. Tarola was a regional managing partner for the media and communications practice group. We believe that Mr. Tarola's extensive business, financial and accounting experience, including his service as chief financial officer of a publicly-held company with extensive domestic and international business provide the necessary and desired skills, experience and perspective to serve on our Board.

        Shirley Young, 75, was elected to our Board in August 2002. Ms. Young's one-year term as a director will expire at the next annual meeting of stockholders. Ms. Young has been President of Shirley Young Associates, LLC, a business advisory company, since 2000, and serves as Senior Adviser to General Motors—Asia Pacific, a New York Stock Exchange listed automobile manufacturer and currently serves on the Board of Directors of SalesForce.com, a New York Stock Exchange listed enterprise cloud computing company. She is a member of the board of governors of The Nature Conservancy, a charitable conservation organization, and Governor and Founding Chair of the Committee of 100, a national Chinese-American leadership organization, and Chair of its Cultural Associate, U.S.-China Cultural Institute. Previously, Ms. Young served as Corporate Vice President of General Motors responsible for China strategic development and as Executive Vice President of Grey Advertising, a global marketing company, and President of Grey Strategic Marketing. She also served on the Board of Directors for Verizon, a New York Stock Exchange listed communications company, Bank of America, a New York Stock Exchange listed financial services company, Harrah's, a private gaming corporation and Dayton Hudson/Target, a New York Stock Exchange listed retailing company. Ms. Young's extensive and broad international business experience and her leadership roles on many philanthropic organizations, as well as her extensive experience as a director of publicly held companies provide the necessary and desired skills, experience and perspective to serve on our Board.

Required Vote

        The eight nominees receiving the highest number of affirmative votes of the outstanding shares of common stock present or represented by proxy and voting at the Annual Meeting, will be elected as directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

Recommendation of the Board

        The Board recommends that you vote "FOR" all of the nominees for election to the Board.

 PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        In accordance with its charter, the Audit Committee of the Board has selected the independent registered accounting firm of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the year 2011 and recommends to the stockholders that they ratify that appointment. If the appointment is not ratified by our stockholders, the Audit Committee may consider whether it should appoint another independent registered public accounting firm. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Required Vote

        Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2011 requires the affirmative vote of a majority of the votes cast on the proposal. Unless marked to the contrary, proxies received will be voted "FOR" ratification of the appointment of PricewaterhouseCoopers LLP.

Recommendation of the Board and the Audit Committee

        The Board and the Audit Committee recommend that you vote "FOR" Proposal 2.

 PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. In addition, we believe that it is appropriate to seek the views of stockholders on the design and effectiveness of our executive compensation program.

        As described in detail under the heading "EXECUTIVE COMPENSATION—COMPENSATION DISCUSSION AND ANALYSIS," the Compensation Committee's goal for our executive compensation program is to attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for our success in a competitive market. We seek to accomplish this goal in a way that rewards performance that is aligned with our stockholders' long-term interests. We believe that our executive compensation program, which emphasizes long-term equity awards, satisfies this goal. See the "Executive Summary" under the heading "EXECUTIVE COMPENSATION—COMPENSATION DISCUSSION AND ANALYSIS" for further information on key points of our 2010 named executive officer compensation.

        We request stockholder approval of the compensation of our named executive officers as disclosed pursuant to the SEC's compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables).

        The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the Company, our Board or our Compensation Committee. Nevertheless, we value the opinions expressed by our stockholders; and the Board and our

Compensation Committee will take the results of the vote into account in future compensation decisions.

        We ask our stockholders to vote on the following resolution at the Annual Meeting:

  "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure."

Vote Required

        Approval of Proposal No. 3 requires the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute the quorum.

Recommendation of the Board and the Compensation Committee

        The Board and the Compensation Committee recommend that you vote "FOR" Proposal No. 3.

 PROPOSAL 4
ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Dodd-Frank Wall Street Reform and Consumer Protection Act also provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC, which we refer to as an advisory vote on executive compensation. By voting with respect to this Proposal No. 4, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two or three years. Stockholders may also, if they wish, abstain from casting a vote on this proposal.

        Our Compensation Committee and our Board have determined that an advisory vote on executive compensation that occurs once every year is the most appropriate alternative for the Company and therefore our Board recommends that you vote for a one year interval for the advisory vote on executive compensation. In determining to recommend that stockholders vote for a frequency of once every year, the Board considered that although we have over the past three years maintained a stable compensation formulation, our Board and our Compensation Committee still desire frequent input from our stockholders on the effectiveness of our overall compensation philosophy, policies and practices in the context of our long-term business results. An advisory vote occurring once every year will also permit our stockholders to observe and evaluate the impact of any changes to our executive compensation policies and practices which we may adopt in the future and provide annual feedback on the effectiveness of those changes. The Company recognizes that the stockholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of an advisory vote on executive compensation. Because this vote is advisory, it will not be binding on the Company, our Board or our Compensation Committee.

        The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years or abstaining) and, therefore, stockholders will not vote "FOR" or "AGAINST" the Board's recommendation.

Recommendation of the Board and the Compensation Committee

        The Board and the Compensation Committee recommend that you vote on Proposal No. 4 to hold say-on-pay votes "EVERY 1 YEAR" (as opposed to every two years or every three years).

 CORPORATE GOVERNANCE AND BOARD OF DIRECTOR MATTERS

Board Leadership Structure

        Our Board is led by a Chairman. Currently, Mr. Tuchman, our CEO, is also Chairman of the Board. With the exception of Mr. Barlett, who serves in the role of Vice Chairman, all of our other directors are independent. The Board has determined that having Mr. Tuchman serve as Chairman and CEO is in our best interests because of Mr. Tuchman's unique insight into the business process outsourcing industry as our founder; and because having Mr. Tuchman serve in both roles best aligns our strategic direction with the current and future trends of the business process outsourcing industry and allows for the efficient implementation of that strategy. The Board is aware of the potential conflicts that may arise in having Mr. Tuchman, our CEO and our largest stockholder, serve as Chairman, but believes that there are adequate safeguards in place to mitigate against such risks such as executive meetings of the independent directors, the determination of compensation by a committee comprised of independent directors that utilizes the services of a compensation consultant and independent legal counsel, and the wide-ranging accounting and business experience of the members of our Board generally and of the independent Audit Committee in particular. Finally, the extensive domestic and international experience of our Board members, many of whom are or have been senior executive officers of publicly-held companies and have additional experience as directors of publicly-held companies, provides our CEO and Chairman with additional guidance on strategic objectives and risk management.

        The Board has not chosen to select a lead director as the Board believes that the safeguards described above mitigate risks involved in having Mr. Tuchman serve as CEO and Chairman. Further, the Board believes that appointing a lead director may serve to create a potential conflict among the directors and interfere with the unique insight into the business process outsourcing industry's current and future trends and the alignment of our strategic initiatives with those trends that Mr. Tuchman delivers in his role as Chairman and CEO. Lastly, the Board has in the past demonstrated the independence necessary to address potential conflicts of interest through the use of special and ad hoc committees to address specific matters when they arose.

The Board's Role in Our Risk Management

        The Board oversees and monitors our risk management practices. The Audit Committee annually conducts, with the assistance of our internal audit department, an enterprise-wide risk assessment through independent reviews of our business processes and practices and through surveys of front-line and executive managers. Using this annual assessment, the Audit Committee develops a plan with our senior management to address any issues identified. The Audit Committee then reviews the annual assessment and remediation plan with the full Board. Additionally, the Audit Committee routinely requests that the internal audit department conduct audits of business processes that may present risks to us and reviews the results of such audits and actively monitors the progress of remediation plans. The full Board often meets with various members of senior management who present a full review of their operations, including areas that the Board has identified as necessary to manage risk.

        Annually, our human capital and legal departments review each compensation program for incentive and performance-based compensation to determine the extent of any risk and to adapt any risk mitigation measures to limit the risk of any adverse material effect on us. The human capital and legal departments then review the annual assessment with the Compensation Committee. The Compensation Committee, together with its external compensation and legal consultants, independently reviews and approves the compensation plans of not only our executive officers, as discussed in the section below under the heading "COMPENSATION DISCUSSION AND ANALYSIS," but also of other employee groups. Additionally, the Compensation Committee meets with our human capital department to discuss the parameters of the various incentive and performance based compensation plans offered to our executive and non-executive employees. We believe that our compensation plans and practices in place for our executive and non-executive employees are not reasonably likely to result in a material adverse effect on us. As described below, we believe that our executive compensation plans do not motivate our executive employees to take imprudent risks and any risks involved in compensation are not reasonably likely to result in a material adverse effect on us. Further, we do not believe that our compensation plans for our non-executive employees—which include for some employees the management incentive plan and for other front-line employees variable pay programs that can result in monthly bonuses based on either collective or individual achievement of certain criteria such as schedule adherence or quality of handling tasks—include risk-based pay elements that either individually or in the aggregate are reasonably likely to result in a material adverse effect on us.

Information Regarding the Board and Committees Thereof

        During 2010, the Board held five meetings, including four regularly scheduled quarterly meetings and one special meeting, and the Board approved three matters through unanimous written consent. At each Board meeting, the non-employees directors also met in executive session. Each director attended more than 75% of the total number of meetings of the Board and Committees on which he or she served. We do not have a formal policy on a director's attendance at annual meetings, although we encourage members of the Board to attend. Last year, all of our directors except Mr. Mukherjee attended the annual meeting. The Board has determined that each of its non-employee directors and director nominees (William A. Linnenbringer, Ruth C. Lipper, Shrikant Mehta, Anjan Mukherjee, Robert M. Tarola and Shirley Young) is independent under applicable NASDAQ standards and SEC rules and regulations. In reaching this determination, the Board noted that Mr. Mehta is an indirect investor in and director of a company that provided services to us prior to 2009. The Board determined that this relationship does not interfere with Mr. Mehta's exercise of independent judgment as a director.

        The Board has three standing committees—the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. These committees assist the Board in the discharge of its responsibilities. The members of each committee are appointed by the Board and typically serve for one-year terms.

Committee Composition

        The following table provides the composition of each of our Board committees as of April 12, 2011:

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
James E. Barlett
William A. Linnenbringer	Chair		✓
Ruth C. Lipper	✓	✓	Chair
Shrikant Mehta
Anjan Mukherjee		Chair
Robert M. Tarola	✓
Kenneth D. Tuchman
Shirley Young	✓

Audit Committee

        The Audit Committee operates under the Audit Committee charter adopted by our Board and is responsible for, among other things:

  •
  Providing an open avenue of communication among the independent auditor, the Vice President of Internal Audit and the Board;

  •
  Overseeing the adequacy of internal controls and financial reporting process and the reliability of the financial statements;

  •
  Selecting, evaluating and appointing or replacing the independent auditors;

  •
  Confirming and assuring the independence of the independent registered public accounting firm;

  •
  Reviewing and approving the provision by the independent registered public accounting firm of all permissible non-audit services;

  •
  Overseeing the function, adequacy and progress of the internal audit department;

  •
  Conducting or authorizing investigations into any matters within the Audit Committee's scope of responsibility;

  •
  Reviewing and approving the establishment and compliance with our Code of Conduct;

  •
  Overseeing our enterprise-wide risk management programs; and

  •
  Reviewing and approving all related-party transactions.

        The current members of the Audit Committee are William A. Linnenbringer (Chair), Ruth C. Lipper, Robert M. Tarola and Shirley Young, each of whom is independent within the meaning of the NASDAQ Marketplace Rules and Rule 10A-3(b)(l) under the Securities Exchange Act of 1934. Our Board determined that Messrs. Linnenbringer and Tarola qualify as "audit committee financial experts" within the meaning of the SEC rules. Mr. Linnenbringer's relevant experience includes his 32-year career with PricewaterhouseCoopers LLP. Mr. Tarola's relevant experience includes his service as Senior Vice President, Chief Financial Officer and Treasurer of Howard University, a Senior Vice President and Chief Financial Officer of W.R. Grace & Co., as Senior Vice President and Chief Financial Officer of MedStar Health, Inc. and as a partner with Price Waterhouse LLP. During 2010, the Audit Committee held four regularly scheduled meetings and three special meetings, and did not approve any matters through unanimous written consent. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

Compensation Committee

        The Compensation Committee operates under the Compensation Committee charter adopted by our Board and is responsible for, among other things:

  •
  Reviewing performance goals and determining or approving the annual salary, bonus and all other compensation for each executive officer (consistent with the terms of any applicable employment agreement);

  •
  Reviewing, approving and recommending terms and conditions for all employee benefit plans (and changes thereto);

  •
  Reviewing and evaluating risks associated with our compensations plans for all employee groups;

  •
  Administering the TeleTech Holdings, Inc. 2010 Equity Incentive Plan, the TeleTech Holdings, Inc. Amended and Restated 1999 Stock Option and Incentive Plan, the TeleTech Holdings, Inc. 1995 Stock Option Plan and the TeleTech Holdings, Inc. Directors Stock Option Plan and other employee benefit plans as may be adopted by us from time to time; and

  •
  Recommending inclusion of the Compensation, Discussion and Analysis in the Proxy Statement and our Annual Report on Form 10-K.

        The current members of the Compensation Committee are Anjan Mukherjee (Chair) and Ruth C. Lipper, each of whom is an "independent director" as defined under the NASDAQ Marketplace Rules, a "non-employee director," as defined under SEC Rule 16b-3, and "outside director," as defined under section 162(m) of the Code. Mr. Mukherjee became the Chair of the Compensation Committee on October 11, 2010 immediately following Mr. Mehta's resignation as Chair and a member of the Compensation Committee. During 2010, the Compensation Committee held four regularly scheduled meetings and 10 special meetings, and did not approve any matters through unanimous written consent. The Compensation Committee reviews and assesses the adequacy of its charter on an annual basis.

Nominating and Governance Committee

        The Nominating and Governance Committee operates under the Nominating and Governance Committee charter adopted by our Board and is responsible for, among other things:

  •
  Identifying and recommending to the Board qualified candidates for election or appointment to the Board; and

  •
  Overseeing matters of corporate governance, including the evaluation of Board performance and processes, and assignment and rotation of Board committee members.

        The current members of the Nominating and Governance Committee are Ruth C. Lipper (Chair) and William A. Linnenbringer, each of whom satisfies the independence requirements for nominating committee members pursuant to the NASDAQ Marketplace Rules. During 2010, the Nominating and Governance Committee held four regularly scheduled meetings, one special meeting, and did not approve any matters through unanimous written consent. The Nominating and Governance Committee reviews and assesses the adequacy of its charter on an annual basis.

Code of Conduct and Committee Charters

        We have adopted a Code of Conduct applicable to all of our directors, officers (including our CEO, Interim Chief Financial Officer, Controller and any person performing similar functions) and employees which includes the prompt disclosure of any waiver of the Code of Conduct, approved by our Board, for executive officers or directors. The Code of Conduct is available on our website, and we intend to disclose any waivers of, or amendments to, the Code of Conduct on our website. The Code of Conduct, Audit Committee charter, Compensation Committee charter, and Nominating and

Governance Committee charter may be viewed on our website at http://www.teletech.com by selecting the links to "Investors" and then "Corporate Governance." You may also obtain a copy of any of these documents without charge by writing to: TeleTech Holdings, Inc., at 9197 S. Peoria Street, Englewood, Colorado 80112, Attention: Corporate Secretary.

Communications with the Board

        Stockholders may communicate with the Board or any of the directors by sending written communications addressed to the Board or any of the directors c/o Corporate Secretary, TeleTech Holdings, Inc., 9197 S. Peoria Street, Englewood, Colorado 80112. All communications are compiled by the Corporate Secretary and forwarded to the Board or the individual director(s) accordingly.

Non-Employee Director Compensation Overview

        During 2010, non-employee directors received: (1) an annual retainer of $75,000; (2) additional annual retainer fees for Board committee service as follows:

Chair of Audit Committee	$27,000
Other Members of Audit Committee	$13,500
Chair of Compensation Committee	$20,000
Other Members of Compensation Committee	$10,000
Chair of Nominating and Governance Committee	$15,000
Other Members of Nominating and Corporate Governance Committee	$5,000

(3) an annual grant of $75,000 of restricted stock units (RSUs), based on the fair market value of our common stock on the grant date; and (4) for each non-employee director who first joins the Board on or after May 21, 2009, an initial grant, as of the date on which such independent director first joins the Board, of $100,000 of RSUs, based on the fair market value of our common stock on the grant date. The RSUs granted to non-employee directors vest in full on the earlier of the first anniversary of the date of grant or the date of the succeeding year's annual meeting of stockholders, or any change-in-control event (as defined in the RSU agreement).

2010 Non-Employee Director Compensation

        The following table presents information regarding the compensation paid during 2010 to non-employee directors:

Name (a)	Fees Earned or Paid in Cash ($) (b)		Stock Awards(1) ($) (c)	Option Awards(1) ($) (d)	Non- Equity Plan Compensation ($) (e)	Change in Pension Value and Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
William A. Linnenbringer	107,000		74,988	—	—	—	—	181,988
Ruth C. Lipper	113,500		74,988	—	—	—	—	188,488
Shrikant Mehta	114,348	(2)	74,988	—	—	—	—	189,336
Anjan Mukherjee	98,152	(3)	74,988	—	—	—	—	173,140
Robert M. Tarola	110,625	(4)	74,988	—	—	—	—	185,613
Shirley Young	88,500		74,988	—	—	—	—	163,488

(1)
The amounts set forth in columns (c) and (d) reflect the aggregate dollar amounts recognized for stock awards for financial statement reporting purposes in accordance with the guidance in Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("FASB ASC Topic 718").

(2)
Includes a $23,750 payment for 2009 Non-Employee Director Compensation paid on January 13, 2010.

(3)
Includes an $18,750 payment for 2009 Non-Employee Director Compensation paid on January 8, 2010.

(4)
Includes a $22,125 payment for 2009 Non-Employee Director Compensation paid on January 12, 2010.

Equity Interests of Non-Employee Directors

        The following table presents the number of outstanding and unexercised option awards and the number of unvested stock awards held by each of the non-employee directors as of December 31, 2010:

	Number of Shares Subject to Outstanding Options as of 12/31/2010	Number of Unvested Stock Awards as of 12/31/2010
William A. Linnenbringer	50,000	5,886
Ruth C. Lipper	115,000	5,886
Shrikant Mehta	15,000	5,886
Anjan Mukherjee	—	5,886
Robert Tarola	35,000	5,886
Shirley Young	60,000	5,886

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

        Ruth C. Lipper served on the Compensation Committee throughout 2010. From January 1, 2010 to October 11, 2010, Shrikant Mehta served on and served as Chair of our Compensation Committee. On October 11, 2010, Anjan Mukherjee was appointed to serve on and serve as Chair of our Compensation Committee. There were no Compensation Committee interlocks during 2010. None of the members of our Compensation Committee has been an officer or employee of TeleTech. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or Compensation Committee.

Nominations of Directors

        The Nominating and Governance Committee does not set specific minimum qualifications for director positions. Instead, the Nominating and Governance Committee believes that nominations for election or re-election to the Board should be based on a particular candidate's merits and our needs after taking into account the current composition of the Board. The Nominating and Governance Committee considers potential candidates for director, who may come to the attention of the Nominating and Governance Committee through current directors, professional executive search firms, stockholders or other persons. When evaluating candidates annually for nomination for election, the Nominating and Governance Committee considers an individual's skills, diversity, independence from us, experience in areas that address the needs of the Board and ability to devote adequate time to Board duties. The Nominating and Governance Committee also seeks to achieve the appropriate balance of industry and business knowledge and experience, including, without limitation, expertise in the business process outsourcing industry or industries traditionally served by business process outsourcing companies, in light of the function and needs of the Board, as well as independence, financial expertise, public company experience, personal integrity and reputation. The Nominating and Governance Committee does not specifically define diversity, but values diversity of experience, perspective, education, race, gender and national origin as part of its overall annual evaluation of director nominees for election or re-election and as reflected in the Board's current composition. Whenever a new seat or a vacated seat on the Board is being filled, candidates that appear to best fit our needs and those of our Board are identified and unless such individuals are well known to the Board, they are interviewed and further evaluated by the Nominating and Governance Committee.

Candidates selected by the Nominating and Governance Committee are then recommended to the full Board for approval.

        The Nominating and Governance Committee will consider candidates for the Board recommended by stockholders if the names and qualifications of such candidates are submitted in writing to our Corporate Secretary in accordance with the notice provisions for stockholder proposals discussed in the section entitled "GENERAL INFORMATION" under the heading "Next Annual Meeting of Stockholders". Although the Nominating and Governance Committee did not receive any stockholder nominations for candidates for the Board in 2009 or 2010, the Committee considers properly submitted nominees in the same manner as it evaluates other nominees. Following verification of the stockholder status of persons proposing candidates, the materials provided by a stockholder to us for consideration of a director nominee are forwarded to the Nominating and Governance Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our equity securities. Based on our review of these forms, we believe that our directors, executive officers and 10% stockholders filed all Section 16(a) reports on a timely basis during 2010.

Information Regarding Executive Officers

        The following persons were our executive officers as of December 31, 2010:

        Joseph M. Bellini, 50, joined us in March 2010 as Executive Vice President and Chief Sales Officer. Prior to joining us, Mr. Bellini was Chief Executive Officer for Symphony Marketing Solutions, a knowledge process outsource (KPO) provider focused on data management, analytics, and front-office process outsourcing. Prior to Symphony, he served as President and Chief Operating Officer of the Enterprise Software Group at Brooks Automation from 2003 to 2007. Prior to 2003, Mr. Bellini was CEO at both eXcelon and C-Bridge Internet Solutions, an Executive Vice President at i2 Technologies, a Regional Vice President at Oracle and a Director at EDS.

        Michael M. Jossi, 45, joined us in January 2005 as Vice President, Learning Services, and in December 2006, he was promoted to Senior Vice President, Human Capital. In April 2007, Mr. Jossi was promoted to Executive Vice President, Global Human Capital, a position he held on an interim basis until it was made permanent in August 2008. From 1998 until January 2005, Mr. Jossi was President and Chief Executive Officer of Active Education, Inc., a developer and provider of classroom and online computer training products for businesses.

        Carol J. Kline, 47, joined us in June 2008 as Executive Vice President and Chief Information Officer. From February 2007 until joining us, Ms. Kline was Executive Vice President of Operations of EchoStar. Before joining EchoStar, Ms. Kline was Chief Information Officer and Executive Vice President for America Online from June 2003 to February 2006 and was the Senior Vice President for Worldwide Operations of Qwest Communications, Inc. from July 2000 to June 2003.

        John R. Troka, Jr., 48, joined us in 2002 as Vice President of Global Finance. In August 2006, Mr. Troka was named Interim Chief Financial Officer, a position that he continues to hold, and in February 2008 he was promoted to the position of Senior Vice President of Global Finance. Before joining us, Mr. Troka was Vice President of Finance for Qwest Communications, Inc., formerly known as US West Communications. Mr. Troka is a licensed CPA in the state of Colorado.

        Information regarding Kenneth D. Tuchman, Chairman and CEO, and James E. Barlett, Vice Chairman, is provided in this section under the heading "Information Concerning the Nominees for Election as Directors".

 EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

        This section explains our executive compensation programs as it relates to the following "named executive officers":

Kenneth D. Tuchman	Chairman of the Board and CEO
James E. Barlett	Vice Chairman of the Board
John R. Troka, Jr.	Interim Chief Financial Officer and Senior Vice President, Global Finance
Joseph Bellini	Executive Vice President, Chief Sales Officer
Carol Kline	Executive Vice President, Chief Information Officer

Executive Summary

        We are one of the largest and most geographically diverse global providers of business process outsourcing solutions. We have a 29-year history of designing, implementing and managing critical business processes for Global 1000 companies to help them optimize their customers' experience, grow revenue, increase their operating efficiencies, improve quality and lower costs. By delivering a high-quality customer experience through the effective integration of customer-facing, front-office processes with internal back-office processes, we enable our clients to better serve, grow and retain their customer base. We have developed deep vertical industry expertise and support more than 275 business process outsourcing programs serving approximately 85 global clients in the automotive, broadband, cable, financial services, government, healthcare, logistics, media and entertainment, retail, technology, travel, and wire line and wireless communication industries.

        Our goal for executive compensation is to attract, motivate and retain highly qualified executives focused on delivering superior performance that creates long-term investor value. We have created incentives through our Management Incentive Plan, or "MIP," and through our grant of time vesting restricted stock units for our executive officers to remain as productive long-term employees, to manage effectively our businesses and related risks, to drive financial performance and generally to align their interests with those of our stockholders. We have also structured our compensation programs for named executive officers to place a meaningful portion of their compensation "at risk" and subject to satisfaction of objective financial performance measures and targets.

        In 2010, our annual revenue was $1.10 billion and our operating margin was 6.7%; compared to annual revenue of $1.17 billion in 2009 and an operating margin of 8.6%. As detailed in the section "How We Determine Executive Compensation" under the heading "Funding for Cash Incentives under the MIP and Discretionary Cash Bonuses," we paid aggregate cash bonuses of $810,000 in the fourth quarter of 2010 to our non-executive MIP participants. In 2010, we also paid aggregate MIP bonuses of $345,000 to our named executive officers under the 2009 MIP based upon our performance in 2009. In 2010, equity awards to our named executive officers represented between approximately 50% to approximately 95% of the total compensation of our named executive officers, continuing our focus on long-term equity awards to attract and retain executive officers and to motivate our executive team to improve our long-term financial performance. Our Compensation Committee continues to review our compensation programs to ensure that our compensation goals are achieved.

Executive Compensation Program Overview and Design Principles

        Our goal for executive compensation is to attract, motivate and retain highly qualified executives focused on delivering superior performance that creates long-term investor value. We have developed and implemented executive compensation policies, plans and programs intended to closely align the financial interests of the named executive officers with those of our stockholders in order to enhance our long-term growth and profitability and therefore create long-term stockholder value. Our executive compensation program also requires each named executive officer to demonstrate exceptional individual performance and to contribute as a member of the team to our overall success rather than merely achieve specific objectives within that officer's area of responsibility. Each year, the Compensation Committee, which is made up entirely of independent directors, determines the compensation of the CEO and, after reviewing the CEO's recommendations, the other named executive officers.

Five Overarching Principles

        We have designed our executive compensation program around five overarching principles:

  •
  Structure compensation programs with a significant portion of variable, or at-risk, compensation to ensure that the actual compensation realized by named executive officers directly and demonstrably links to individual and company-wide performance;

  •
  Offer market competitive compensation opportunities that will allow us to attract and retain named executive officers capable of leading us to the fulfillment of our business objectives;

  •
  Ensure that our named executive officers remain focused on individual operational goals to build the foundation for our long-term success;

  •
  Align the interests of named executive officers and stockholders to achieve long-term stock price performance; and

  •
  Maintain an egalitarian culture with respect to compensation programs, such that a broad range of management employees may generally participate in the same equity-based and cash-based incentive programs as the named executive officers.

Four Components of Compensation

        To achieve the five overarching principles, the compensation program for the named executive officers consists of the following four components of compensation, in order of their importance:

  •
  Equity awards in the form of RSUs under our Equity Incentive Plans;

  •
  Annual cash incentives under our MIP as funded under our performance-based "incentive benefit pool";

  •
  Discretionary cash bonuses to recognize exceptional individual achievement and contributions to our overall financial performance as funded after a decision by the Compensation Committee to fund discretionary bonuses outside of the incentive benefit pool; and

  •
  Base salary.

        The named executive officers are also eligible to participate in our general health and welfare programs, 401(k) Plan, insurance program and other employee programs on substantially the same basis as other employees. Although we pay as perquisites all or a portion of the named executive officers' premiums for certain of these plans, we believe that perquisites should be limited in scope and value, and they have not historically constituted a significant portion of executive compensation.

Equity Awards

        Equity Awards in the Form of RSUs Minimize Dilution and Support Long-Term Focus.    We rely heavily on long-term equity awards in our executive compensation program to attract and retain an outstanding executive team and to motivate the executive team to improve our long-term financial performance. We implemented a program of awarding RSUs in order to motivate executives, enhance morale and teamwork, and encourage retention. Unlike a stock option award (which we last used in

2006), the compensation value of an RSU award does not depend solely on future stock price increases; at grant, its value is equal to our stock price. Although its value may increase or decrease with changes in our stock price before vesting, an RSU award will maintain value in the long term, encouraging retention. By contrast, the value of a stock option depends solely on future stock price appreciation. Accordingly, RSUs deliver significantly greater share-for-share compensation value at grant than stock options, and we can offer comparable grant date compensation with fewer shares and—with regard to RSUs that vest over time—less dilution to our stockholders.

        The Compensation Committee believes that RSU awards are the most effective way to align the named executive officers' interests with the interests of our stockholders and to attract and retain talented executives by providing a strong economic incentive to continued employment. Furthermore, the Compensation Committee believes that substantial equity ownership by individual executive officers helps to align their interests and to ensure that these individuals remain focused on building stockholder value.

Cash Incentives

        Cash Incentives under Our MIP.    The Compensation Committee believes that the MIP is an important component of our executive compensation program as it provides recognition to named executive officers whom the Compensation Committee has determined are eligible to receive an award based on the Compensation Committee's subjective evaluation of each named executive officer's performance. It is, however, a less significant factor in attracting new executive talent than our equity awards, as it tends to promote retention only in the short-term. The secondary significance of the MIP is further evidenced by the fact that the CEO and the Vice Chairman have not historically elected to participate in the MIP.

        Discretionary Cash Bonuses Award Exceptional Individual Achievement and Provide Retention Incentives.    We have not historically relied on discretionary cash bonuses because we prefer to reward executive performance with long-term equity incentive compensation. Nevertheless, the Compensation Committee believes that discretionary cash bonuses are another important component of our executive compensation program because they allow the Compensation Committee to recognize exceptional individual achievement and contributions to our overall financial performance based on the Compensation Committee's subjective evaluation of each named executive officer's performance or to provide for retention of key executives. This is especially true in situations where the Compensation Committee believes that cash incentives under the MIP, as funded through our incentive benefit pool, have not adequately compensated an executive officer for his or her individual achievements and contributions.

        Base Salaries Reflect Our Emphasis on Building Stockholder Value.    The Compensation Committee believes that base salaries are much less important than long-term equity awards and cash incentives in meeting our compensation objectives. While we believe that base salaries should generally be competitive, we do not believe that base salaries provide significant long-term focus nor do we believe that they are a key driver in motivating our named executive officers to build stockholder value. As a result, we have historically set base salaries for our named executive officers at a midrange between the 25th and 75th percentiles of the "peer group" as defined in this section under the heading "How We Use Peer Group, Survey and Benchmarking Data."

How We Use Consultants

        Since November 2004, we have retained the services of Compensia, Inc., an executive compensation consulting firm. From time to time, Compensia provides advice to the Compensation Committee and us. In addition, since April 2008, the Compensation Committee has retained the services of Latham & Watkins, LLP, a law firm, to act as independent counsel to the Compensation

Committee. No member of the Board or any named executive officer has any affiliation with either Compensia or Latham & Watkins and our CEO has not met with representatives of Compensia or Latham & Watkins regarding his compensation or the compensation of other named executive officers.

        Compensia.    The Compensation Committee either directly, or through our human capital department at the direction of the Compensation Committee, periodically seeks input from Compensia on a range of executive compensation issues. Among other things, Compensia provides the Compensation Committee with:

  •
  a periodic review of our compensation practices, trends and philosophy;

  •
  a competitive assessment of our executive compensation levels and pay-for-performance linkage;

  •
  an analysis of peer group companies that compete with us and that follow similar compensation models, along with benchmark compensation and benefits data for the peer group; and

  •
  a review of our equity award and cash incentive programs.

        Although Compensia provides recommendations on the structure of our compensation programs, Compensia does not determine the amount or form of compensation for any named executive officers. We do not use Compensia for services outside of executive compensation. We paid Compensia less than $30,000 in 2010 and less than $34,000 in 2009 for services provided.

        Latham & Watkins.    The Compensation Committee, either directly or indirectly through our legal or human capital departments at the direction of the Compensation Committee, periodically seeks advice from Latham & Watkins on various legal issues. Latham & Watkins reviews public disclosures relating to executive compensation and advises the Compensation Committee as to corporate governance issues and the legal structure of equity and cash compensation plans. Although Latham & Watkins may provide legal advice on the structure of compensation programs, Latham & Watkins does not determine the amount or form of compensation for any named executive officers. We do not use Latham & Watkins for services outside of those provided to the Compensation Committee.

How We Use Peer Group, Survey and Benchmarking Data

        With the assistance of our human capital department, the Compensation Committee identified a "peer group" of companies for 2010 that compete with us in the labor and capital markets and that follow similar compensation models. The peer group that the Compensation Committee reviewed to ensure that our total compensation is within a reasonably competitive range included: Alliance Data Systems Corporation, APAC Customer Services Inc., CDI Corp., Cognizant Technology Solutions Corp., Convergys Corporation, Fiserv, Inc., Genpact Limited, Hewitt Associates, Inc., Paychex, Inc., Spherion Corp., StarTek, Inc., Stream Global Services, Inc. and Sykes Enterprises Incorporated. The Compensation Committee selected this group of companies because they are in the same or similar industries, they compete with us for executive talent and they employ similar executive compensation models. The Compensation Committee reviews the compensation practices of this peer group to effectively design compensation arrangements to attract new executives in our highly competitive, rapidly changing markets and to confirm proper levels of compensation for our named executive officers. This peer group data is one factor the Compensation Committee uses in establishing targeted base salaries (targeted in the 25th to 75th percentile of peer group base salary compensation for executive officers performing the same or similar roles) and MIP bonus awards (targeted in the 75th percentile of peer group incentive bonus awards for executive officers performing the same or similar functions) and otherwise determining the mix of equity awards, cash incentives, and base salaries. The peer group data, however, is not a definitive or dispositive factor in making such compensation decisions. Moreover, the Compensation Committee does not adhere to strict formulas, benchmarking or its review of this peer group data to determine the mix of compensation elements. Instead, the Compensation Committee considers various factors in exercising its discretion to determine compensation, including the experience, responsibilities and performance of each named executive officer as well as our overall financial performance.

How We Use Employment Agreements

        From time to time, we have entered into employment agreements with senior officers, including some of the named executive officers. The Compensation Committee generally will approve employment agreements when it determines that an employment agreement is desirable to obtain a measure of assurance as to the executive's continued employment or to attract an executive in light of market conditions. Based on an evaluation of these factors, we previously entered into employment agreements with Messrs. Tuchman and Barlett, and entered into an employment agreement with Mr. Bellini upon his hire in March 2010. Pursuant to these agreements, Messrs. Tuchman and Barlett are entitled to receive an annual base salary. Messrs. Tuchman and Barlett are also entitled to participate in all other employee benefit plans, in each case, on terms and conditions no less favorable than the terms and conditions generally applicable to their peers. Mr. Bellini is entitled to receive a base salary and is eligible to receive additional incentive compensation and discretionary cash bonuses, as may be determined by the Compensation Committee from time to time. Employment agreement provisions relating to severance, termination and change-in-control are discussed in greater detail in the EXECUTIVE COMPENSATION TABLES section under the heading "Potential Payments upon Termination or Change in Control—Employment Agreements."

How We Determine Executive Compensation

Compensation Committee Determines All Executive Compensation

        The Compensation Committee determines all compensation for the named executive officers on an annual basis. The Compensation Committee conducts a subjective evaluation of the performance of each named executive officer to determine if any changes in the officer's compensation are appropriate. The CEO does not participate in the Compensation Committee's deliberations or decision with regard to his compensation. At the Compensation Committee's request, however, the CEO and the Executive Vice President, Global Human Capital review with the Compensation Committee the performance of the other named executive officers. The Compensation Committee gives considerable weight to the CEO's evaluation of the other named executive officers in its subjective evaluation because of his direct knowledge of each officer's performance and contributions.

        The Compensation Committee reviews peer group data as described in this section under the heading "How We Use Peer Group, Survey and Benchmarking Data". The Compensation Committee, however, does not base its aggregate compensation decisions on such peer group data, but rather utilizes it as a measure of the competitive market for executive talent in our industry. The Compensation Committee also does not adhere to strict formulas to determine the mix of equity awards, cash incentives and base salaries. The Compensation Committee can and does consider our objective financial results in its subjective evaluation of each named executive officer's performance. However, other than the funding of our performance-based incentive benefit pool, there is no formulaic tie between our financial results and the Compensation Committee's evaluation of the performance of each named executive officer. The Compensation Committee also considers various factors in exercising its discretion to determine the composition of and amount of compensation for each named executive officer. The ability to impose subjective judgment and to consider various factors in its discretion, rather than relying on a formulaic approach, provides important flexibility in determining compensation components and the amount of compensation required to retain current executives, to attract new executives in our highly competitive, rapidly changing markets and to confirm appropriate levels of compensation for our named executive officers. For each named executive officer, the Compensation Committee determines the amount of each component of compensation under our executive compensation program using subjective criteria, based on each named executive officer's impact on our overall performance by examining the following "success factors":

  •
  contribution to our overall operating effectiveness, strategic success and profitability;

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  role in developing and maintaining key client relationships;

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  level of responsibility, scope, and complexity of such named executive officer's position relative to other named executive officers;

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  leadership growth and management development over the past year;

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  completion of strategic projects;

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  innovations to continuously improve performance and improve open communications;

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  ability to provide hands-on business problem solving and wise business decisions; and

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  demonstration of business ownership.

        The Compensation Committee selected these eight success factors because they believe they are important indicators of increased stockholder value. The success factors are not qualified or weighted for importance. The Compensation Committee's use of the success factors is tied to the responsibilities of the named executive officers. For example, greater weight will be given to the "role in developing and maintaining key client relationships" for the Chief Sales Officer due to his responsibilities for overseeing sales operations, while greater weight will be given to the "completion of strategic projects" for the Executive Vice President and Chief Information Officer for her responsibilities for improving the design and operation of our information technology infrastructure.

Equity Awards

        In determining the amount of any grant of an equity award to a named executive officer, the Compensation Committee reviews the outstanding equity awards of the named executive officer to determine whether additional awards are warranted in light of the Compensation Committee's review of the named executive officer's performance. The Compensation Committee then determines the actual award to any officer based on general reference to, but not benched to, our peer group data for equity compensation for the executive officer's role with us and as compared to our other executive officers and the relative performance of each other executive officer.

        Vesting Conditions.    All RSU awards to our named executive officers give the officer the right to receive a specified number of common shares at no cost to the officer, if the terms of the grant are satisfied and the officer is continuously employed or serves on our Board through each vesting date. The Compensation Committee approves all equity awards and the grant date for any individual equity award is the date on which the Compensation Committee approves such grant. The Compensation Committee approves all equity awards at meetings of the Compensation Committee and does not use unanimous written consents for any equity award approvals. RSU awards typically vest over a period of four or five years. The named executive officer is generally not eligible to receive the shares if service is terminated before the RSUs vest. In addition, the vesting of RSUs may be affected by a change in control as discussed in the EXECUTIVE COMPENSATION TABLES section under the heading "Potential Payments upon Termination or Change in Control". The Compensation Committee also has the discretion to accelerate the vesting of any RSU or stock option.

        2010 RSU Awards.    In March 2010 as part of our annual equity award process for both named executive officers and other management personnel, the Compensation Committee granted RSU awards that vest over time in four equal installments through 2014 to the following named executive officers: Mr. Tuchman, 300,000 RSUs; Mr. Barlett, 300,000 RSUs; Ms. Kline, 35,000 RSUs; and Mr. Troka, 25,000 RSUs. In determining the number of RSUs to grant to Messrs Tuchman and Barlett, the Compensation Committee considered the relatively low base salaries of Messrs. Tuchman and Barlett, their decisions to not participate in the Company's MIP and their contributions to our long-term growth. With regard to the other named executive officers, the Compensation Committee considered their relative contributions to our operating results in 2009. Upon his hire in March 2010, the Compensation Committee approved a new hire equity grant for Mr. Bellini of 50,000 RSUs that vest over time in four equal installments through 2014. During 2010, the Compensation Committee did not authorize the grant of any performance-based RSUs to our named executive officers.

        Stock Options.    Under our Equity Incentive Plans, stock options are authorized to be issued at the discretion of the Compensation Committee. During 2010, the Compensation Committee did not authorize the grant of any stock options to our named executive officers.

        Equity-Based Compensation Review.    In 2008, we completed a review of our historical equity-based compensation practices (the "Equity-Based Compensation Review"). As a result of the Equity-Based Compensation Review, the Compensation Committee adopted the following formal procedures regarding equity awards (including RSUs and stock options):

  •
  The Compensation Committee makes annual equity awards to named recipients at a set time each year;

  •
  The Compensation Committee makes all periodic equity awards, including new hire, promotion and special circumstance grants, at pre-scheduled monthly meetings;

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  A senior member of the human capital department, supported by designated members of the legal, tax and accounting departments, is responsible for ensuring that the accounting treatment, recipient notification requirements, and required disclosures have been determined for each equity award before the award is authorized by the Compensation Committee;

  •
  In advance of each meeting, the Compensation Committee is provided with information on the accounting treatment and any non-standard terms of each proposed equity award;

  •
  Equity awards (including RSUs and stock options) are not made until the approval date, which is the last date in which all of the following have been completed: (1) the Compensation Committee has approved the equity award at a duly convened meeting; and (2) all material terms of the relevant RSU, stock option or other equity security have been established (including the exercise price of any stock options); and

  •
  Other than as approved under new grant procedures, changes to grants after their approval date are prohibited, other than to withdraw a grant to an individual in its entirety because of a change in circumstances between approval and issuance of the grant or to correct clear clerical errors.

        Effect of Equity-Based Compensation Review on Compensation of Named Executive Officers.    In conjunction with the Equity-Based Compensation Review, our Board determined that in the case of stock options issued with stated exercise prices that were determined to be lower than the fair market value of our common stock on the appropriate accounting measurement dates, we would pay any incremental federal, state and employment taxes assessed upon employees (including the named executive officers) under section 409A of the Code and similar state tax provisions, including penalties and interest and tax "gross-ups," to make the employees whole for any adverse tax consequences arising as a result of the vesting or exercise of such options (collectively, the "Incremental Adverse Taxes"). Our Board determined that it would be appropriate and fair to pay the Incremental Adverse Taxes for all of our affected employees because the inadvertent mistake resulting in the Incremental Adverse Taxes was not due to any error on the part of the affected employees. In 2009, we paid Incremental Adverse Taxes for Mr. Barlett, one of our current named executive officers.

Funding for Cash Incentives under the MIP and Discretionary Cash Bonuses

        MIP.    Funding for cash incentives under the MIP comes from our performance-based "incentive benefit pool." The structure of our incentive benefit pool allows us to make contributions periodically throughout the year based on our achievement of revenue and operating margin objectives in our internal business plan (excluding extraordinary, unusual or infrequently occurring events or changes in accounting principles). In any given year, we pay our MIP awards out of the incentive benefit pool. The Compensation Committee has designed the incentive benefit pool to allow the award of MIP bonuses to non-executive MIP participants in the quarter following a quarter in which the Company met the revenue and operating margin targets necessary to fund the incentive benefit pool. The Compensation Committee does not award MIP bonuses to executive officers out of the incentive benefit pool on a quarterly basis, but instead awards any MIP bonuses in the following year.

        Discretionary Cash Bonuses.    Additionally, the Compensation Committee may from time to time determine that additional funding should be provided outside of the incentive benefit pool to fund discretionary bonuses for retention, to award executive officers and non-executive officer employees for their efforts or to provide funding for cash incentives during those years in which our quarterly and annual revenue and operating margin performance resulted in minimal funding of our incentive benefit pool.

2010 MIP Awards based upon 2009 Financial Performance

        The Compensation Committee awarded MIP bonuses to some of our named executive officers out of our 2009 incentive benefit pool that funded in the aggregate amount of $6.375 million as the result of the Company meeting certain 2009 quarterly and annual revenue and operating margin objectives (as described in our 2009 Proxy Statement). The named executive officers received an aggregate of $345,000 in MIP bonus awards from the 2009 incentive benefit pool as described in this section under the heading "Funding for Cash Incentives under the MIP and Discretionary Cash Bonuses."

2010 Financial Performance and Incentive Benefit Pool Funding

        In 2010, sixty percent (60%) of the funding of our incentive benefit pool was based on our achievement of four quarterly and an annual operating margin targets and forty percent (40%) of the funding of our incentive benefit pool was based on our achievement of four quarterly and an annual revenue targets. The Compensation Committee selected this blend of operating margin and annual revenue to reflect the market conditions expected during 2010 and to emphasize management performance in maintaining solid bottom-line results. Moreover, in 2010, the Compensation Committee elected to segregate the incentive benefit pool into two distinct components: (1) a $2.5 million pool (at the 100% achievement level) for our executive MIP participants (that includes all of our named executive officers and other executives); and (2) a $9.5 million pool (at the 100% achievement level)

for all non-executive MIP participants. Again, as in 2009, the Compensation Committee elected to fund a portion of the incentive benefit pool (60%) quarterly to drive management performance throughout the year rather than focusing exclusively on fiscal year end accomplishments. Our Compensation Committee designed the executive MIP participant incentive benefit pool and the non-executive MIP participant incentive benefit pool to fund proportionately as we met our quarterly and annual operating margin and annual revenue targets. In measuring our performance under both the revenue and operating margin targets, we exclude certain one-time or unusual items which may occur during the year such as mergers, acquisitions, asset impairments, client credits, restructuring activities, abandonment charges, government grant claw backs, incentive benefit pool funding accruals or legal and settlement expenses. The dollar amount of our contribution to the incentive pool is based on our performance relative to the operating margin and revenue targets approved by the Compensation Committee.

        In 2010, the quarterly and annual revenue and operating margin targets for funding the incentive benefit pool and the 2010 results are set forth in the table below. If we had achieved at the 100% achievement level for all quarterly and annual revenue and operating margin targets in 2010, we would have funded the executive MIP participant incentive benefit pool at $2.5 million and the non-executive MIP participant incentive benefit pool at $9.5 million (an aggregate of $12.0 million). If we had achieved at the maximum achievement level for all annual revenue and operating margin targets in 2010, we would have funded the executive MIP participant incentive benefit pool at 125% or $3.125 million and the non-executive MIP participant incentive benefit pool at 125% or $11.875 million (an aggregate of $15.0 million). If we had failed to achieve all minimum quarterly and annual revenue and operating margin targets in 2010, we would not have funded either the executive or non-executive MIP participant incentive benefit pools in 2010. If we had performed between targets in 2010, we would have funded the incentive benefit pools to the lower target.

	2010 Incentive Benefit Pool Funding
	First Quarter 15%	Second Quarter 15%		Third Quarter 15%		Fourth Quarter 15%		Annual 40%
Revenue (in millions)
Maximum (125%)	$305.00	$330.00		$340.00		$330.00		$1,306.30
Target (100%)	$297.50	$325.00		$334.90		$325.60		$1,283.10
Minimum (75%)	$281.20	$286.10		$292.30		$298.70		$1,162.10
Actual Result	$273.50 (1)	$272.90	(2)	$272.20	(3)	$280.10		$1,098.70	(4)
Actual Achievement	—%	—%		—%		—%		—%
Actual Funding (in thousands)	$—	$—		$—		$—		$—
Operating Margin
Maximum (125%)	9.5%	10.7%		12.0%		10.5%		10.7%
Target (100%)	9.1%	10.3%		10.1%		10.1%		10.0%
Minimum (75%)	8.5%	9.7%		9.5%		9.1%		9.6%
Actual Result	8.3 (5)	8.1	%(6)	9.9	%(7)	8.2	%(8)	8.7	%(9)
Actual Achievement	—%	—%		75%		—%		—%
Actual Funding (in thousands)	$—	$—		$810.00		$—		$—
TOTAL FUNDING (in thousands)	$—	$—		$810.00		$—		$—		$810.00

(1)
The Revenue for this quarter reported on our March 31, 2010 Report on Form 10-Q was $271.5 million, but for purposes of calculating Revenue achieved for this quarter, we included a client refund of $2.0 million.

(2)
The Revenue for this quarter reported on our June 30, 2010 Report on Form 10-Q was $271.9 million, but for purposes of calculating Revenue achieved for this quarter, we included $1.0 million of impairment expenses.

(3)
The Revenue for this quarter reported on our September 30, 2010 Report on Form 10-Q was $271.0 million, but for purposes of calculating the Revenue achieved for this quarter, we included $1.2 million of impairment expenses.

(4)
The Revenue for 2010 reported on our Annual Report on Form 10-K was $1,094.6 million, but for purposes of calculating Revenue achieved for 2010, we included a client refund of $2.0 million and $2.2 million of impairment expenses.

(5)
The Operating Profit for this quarter reported on our March 31, 2010 Report on Form 10-Q was $19.3 million (7.10% Operating Margin), but for purposes of calculating the Operating Margin achieved for this quarter, we excluded a client refund of $2.0 million and $1.5 million of in restructuring expenses.

(6)
The Operating Profit for this quarter reported on our June 30, 2010 Report on Form 10-Q was $19.1 million (7.02% Operating Margin), but for purposes of calculating the Operating Margin achieved for this quarter, we excluded $3.1 million of restructuring and impairment expenses.

(7)
The Operating Profit for this quarter reported on our September 30, 2010 Report on Form 10-Q was $20.1 million (7.42% Operating Margin), but for purposes of calculating the Operating Margin achieved for this quarter, we excluded $7.0 million of restructuring, impairment, government grant claw back, and MIP accrual expenses.

(8)
The Operating Profit for this quarter reported on our Annual Report on Form 10-K was $14.9 million (5.32% Operating Margin), but for purposes of calculating the Operating Margin achieved for this quarter, we excluded $8.1 million of restructuring and impairment, expenses.

(9)
The Operating Profit for 2010 on our Annual Report on Form 10-K was $73.4 million (6.71% Operating Margin), but for purposes of calculating the Operating Margin achieved for 2010, we excluded $21.6 million of client refund, restructuring, impairment, government grant claw back and MIP accrual expenses.

        In order to provide for retention of non-executive MIP participants, the Compensation Committee elected to allocate the entire $810,000 incentive benefit pool contributions for the third quarter of 2010 to the non-executive MIP participants incentive benefit pool for distribution in the fourth quarter of 2010.

        While the incentive benefit pool funding targets are reset each year, the Compensation Committee seeks to set target levels for purposes of funding the incentive benefit pool that are difficult to achieve, but achievable, if certain conditions are satisfied, including, in particular the following:

  •
  we continue to operate our business to our historic standards of efficiency, production and performance;

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  we continue to close sales with new and existing customers;

  •
  we continue to control our costs of conducting and growing our business and operations;

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  external market forces are consistent with expectations (at the time we establish our annual budgets) in the business process outsourcing market;

  •
  clients we serve continue to remain financially sound and satisfy their contractual obligations to us; and

  •
  we do not experience unforeseen events, such as natural disasters, political or social instability or other casualty events that have a material adverse impact on our financial results.

        Consequently, our ability to achieve the incentive benefit pool funding targets each year is heavily dependent not only upon factors within our control, but also upon current economic conditions and the conditions outlined above. For example, in 2009 we funded the incentive benefit pool in each quarter and on an annual basis based upon achievement of the operating margin targets, but funded the incentive benefit pool only in the first quarter based upon achievement of the revenue targets. In 2010, we did not fund the incentive benefit pool in any period other than the third quarter of 2010 for achievement of the operating margin target for that quarter. Accordingly, there is uncertainty with respect to achieving the incentive benefit pool funding targets at the time it is set, and although our strong historical operating performance, favorable business process outsourcing market conditions and continued performance by clients with whom we contract have resulted in prior funding of incentive benefit pools, the past two years have demonstrated that prior performance is not a guarantee of future performance and that the Compensation Committee has set targets at levels designed to challenge management. Therefore, the targets set each year, provide our named executive officers with a reasonable, although not certain, expectation of receiving cash incentives through the MIP. Further, the Compensation Committee has discretion to distribute less than the total amount of funds available in the incentive benefit pool.

        In addition, the determination of cash incentive awards through the MIP or through discretionary cash bonuses are subjective and subject to the discretion of the Compensation Committee, which has retained complete authority and discretion to decide whether to make any cash incentive awards and, if made, the amount of such awards.

2010 Cash Incentives

        The Compensation Committee bases its decision to award cash incentives under the MIP and discretionary cash bonuses to individual named executive officers, if any, primarily on subjective criteria. Specifically, the Compensation Committee subjectively bases its decision to award cash incentives on the eight success factors. While the Compensation Committee can and does consider objective financial results in its subjective evaluation of an executive officer's performance, there is no formulaic tie between the financial results and the amount of the cash incentives under the MIP or discretionary cash bonuses.

        MIP.    The potential range of cash incentives under the MIP for each named executive officer can vary depending on his or her job title and responsibilities. We have established the ranges for each position based on general reference to our peer group data and our experience in recruiting highly qualified candidates for the differing qualifications and responsibilities of those positions. As disclosed in the table below, the award range for executive vice presidents and senior vice presidents in 2010 was as follows:

	MIP—Range of Base Salary
Title	Threshold	Target	Maximum
Executive Vice President and Above	Zero	100%	150%
Senior Vice President	Zero	75%	112.5%

        The MIP does not provide for the adjustment or recovery of an award paid to a named executive officer if the results in a previous year are subsequently restated or adjusted in a manner that would have originally resulted in a smaller award.

        2010 MIP Payout.    For 2010, the Compensation Committee targeted the MIP range for participating named executive officers at the 75th percentile of bonus compensation for our peer group companies based on our peer group data (as discussed in this section under the heading "How We Use Peer Group, Survey and Benchmarking Data"). As discussed in this section under the heading "2010 Awards Based upon 2009 Financial Performance," the Compensation Committee awarded MIP bonuses in an aggregate amount of $345,000 to the following named executive officers: (1) our Interim Chief Financial Officer, Mr. Troka, received a MIP bonus award of $150,000 (equal to approximately 60% of his base salary) attributable to his individual contributions to our overall performance during 2009; and (2) our Chief Information Officer, Ms. Kline, received a MIP bonus award of $195,000 (equal to approximately 65% of her base salary) attributable to overseeing her department's work on the United

States Census project. Messrs. Tuchman and Barlett communicated to the Compensation Committee prior to the determination to award MIP bonuses that they did not desire to participate in the MIP or receive any discretionary cash bonuses approved by the Compensation Committee.

        2010 Discretionary Bonuses.    The Compensation Committee did not award any discretionary cash bonuses to the named executive officers in 2010.

2010 Base Salaries

        The Compensation Committee generally targeted the base salaries of our named executive officers for 2010 in a midrange between the 25th and 75th percentiles of the "peer group" as described in this section under the heading "How We Use Peer Group, Survey and Benchmarking Data." In part reflecting the impact of the broad economic recession in 2010, the Compensation Committee did not approve any base salary increases for any of the named executive officers.

CEO Compensation

        The independent members of the Board, at the recommendation of the Compensation Committee, determine adjustments to the CEO's compensation and evaluate the performance of the CEO. Historically, the Board has compensated Mr. Tuchman primarily through grants of equity and not through cash compensation under the MIP, discretionary cash bonuses or base salary. The Board believes that focusing Mr. Tuchman's compensation on equity awards better aligns the CEO compensation with the interests of stockholders.

        For 2010, Mr. Tuchman's base salary was $350,000. During 2010, Mr. Tuchman received an award of 300,000 RSUs which vest over time in four equal installments through 2014. In 2010, Mr. Tuchman again communicated to the Compensation Committee before its determination to award any MIP or discretionary cash bonuses that he did not desire to participate in the MIP or to receive any discretionary cash bonuses. In 2010, Mr. Tuchman received additional compensation in the amount of approximately $69,448 (as discussed in the Executive Compensation Tables section under the heading "All Other Compensation Table.")

Vice Chairman Compensation

        The Compensation Committee determines adjustments to the Vice Chairman's compensation and evaluates the performance of the Vice Chairman. Historically, the Compensation Committee has compensated Mr. Barlett primarily through grants of equity awards and not through cash compensation under the MIP, discretionary cash bonuses or base salary. The Compensation Committee believes that focusing Mr. Barlett's compensation on equity awards better aligns the Vice Chairman's compensation with the interests of stockholders.

        For 2010, Mr. Barlett's base salary was $350,000. During 2010, Mr. Barlett received an award of 300,000 RSUs, which vest over time in four equal installments through 2014. In 2010, Mr. Barlett again communicated to the Compensation Committee before its determination to award any MIP or discretionary cash bonuses that he did not desire to participate in the MIP or to receive any discretionary cash bonuses. In 2010, Mr. Barlett received additional compensation in the amount of approximately $49,175 (as discussed in the Executive Compensation Tables section under the heading "All Other Compensation Table").

Tax and Accounting Considerations

        Limitations on the Deductibility of Compensation.    Under section 162(m) of the Code, unless certain exceptions apply, no tax deduction is allowed for annual compensation in excess of $1 million paid to our principal executive officer and three most highly compensated executive officers other than our principal financial officer unless it qualifies as "performance-based compensation" that has been disclosed to and approved by stockholders before the payment of such compensation. Performance-based compensation qualifying under section 162(m), among other requirements, must be payable only upon attainment of pre-established, objective performance goals that were established by a Board committee that consists only of "outside directors." In 2010, the Compensation Committee did not award any equity-based or other compensation that would meet the requirements of section 162(m). MIP payments do not meet the requirements for exempt performance-based compensation under section 162(m). In the future, the Compensation Committee will use its discretion to determine whether to make awards that satisfy the "qualified performance-based compensation" requirements of section 162(m) in order to maximize tax deductibility of executive compensation, while balancing the interests of our stockholders and the most appropriate methods and approaches for the design and delivery of compensation to our named executive officers.

        Section 409A of the Code imposes additional income taxes on executive officers for certain types of deferred compensation that do not comply with section 409A. In 2008, we revised several of our compensation plans and agreements with technical changes designed to cause nonqualified deferred compensation payable under such plans and agreements to comply with, or be exempt from, section 409A. We provide certain executives, including our named executive officers, with the opportunity to contribute all or a portion of their salaries, cash incentives or discretionary cash bonuses to a deferred compensation plan. We do not provide deferred compensation to the named executive officers in excess of their individual contributions and therefore, section 409A does not affect the structure of our compensation program for the officers. However, as described in this section under the heading "Effect of Equity-Based Compensation Review on Compensation of Named Executive Officers," in 2009 we paid certain federal, state and employment taxes (which included taxes and penalties under section 409A) assessed upon one of our named executive officers (Mr. Barlett) that resulted from stock options issued with stated exercise prices that were determined to be lower than the fair market value of our common stock on the appropriate measurement dates.

        Accounting Considerations.    The Compensation Committee also considers the accounting and cash flow implications of our executive compensation program. In our financial statements, we record salaries and cash incentives as expenses in the amount paid, or to be paid, to the named executive officers. Accounting rules also require us to record equity awards as an expense in our financial statements even though equity awards are not paid as cash to employees. The accounting expense of equity awards to employees is calculated in accordance with the guidance in FASB ASC Topic 718. The Compensation Committee believes, however, that the advantages of equity compensation programs, as discussed above, outweigh the non-cash compensation expense associated with them.

Compensation Risk Assessment

        As discussed above under the heading "The Board's Role in Our Risk Management," annually we conduct an assessment of our compensation policies and practices for all employees. We review and discuss the results of this assessment with the Compensation Committee. Based upon this assessment, review and discussion, we believe that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

 REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee has reviewed and discussed with management the disclosures included in this section entitled "COMPENSATION DISCUSSION AND ANALYSIS." Based upon this review and discussion, the Compensation Committee recommended to the Board that the section entitled "COMPENSATION DISCUSSION AND ANALYSIS" be included in this Proxy Statement.

Anjan Mukherjee, Chair Ruth C. Lipper

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table For Year Ended December 31, 2010

        The following table sets forth the compensation for the services in all capacities to us or our subsidiary companies for the years ended December 31, 2010, 2009 and 2008 of (1) our CEO, (2) our Interim Chief Financial Officer, and (3) the three most highly compensated executive officers, other than the CEO and Interim Chief Financial Officer, employed by us as of December 31, 2010, whose total annual salary and bonus exceeded $100,000, referred to as the "named executive officers" in this Proxy Statement:

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Bonus(1) ($) (d)	Stock Awards(2) ($) (e)	Option Awards(2) ($) (f)	Non-Equity Incentive Plan Compensation(3) ($) (g)	Change in Value of Nonqualified Deferred Compensation Earnings(4) ($) (h)	All Other Compensation(5) ($) (i)	Total ($) (j)
Kenneth D. Tuchman	2010	350,000		—	5,541,000	—	—	113,601	69,448	6,074,049
(Chief Executive	2009	350,000		—	—	—	—	142,124	47,196	539,320
Officer)	2008	350,000		—	—	—	—	—	63,972	413,972
James E. Barlett	2010	350,000		—	5,541,000	—	—	—	49,175	5,940,175
(Vice Chairman)	2009	350,000		—	2,504,550	—	—	—	1,640,376	4,494,926
	2008	350,000		—	—	—	—	6,368	128,278	484,646
John R. Troka, Jr.	2010	250,000		—	461,750	—	150,000	32,876	36,893	931,519
(Interim Chief	2009	250,000		125,000	849,000	—	—	42,081	25,712	1,291,793
Financial Officer)	2008	242,308		—	1,033,250	—	15,000	—	24,125	1,314,683
Joseph M. Bellini	2010	236,538	(6)	60,000	840,000	—	—	—	92,531	1,229,069
(Executive Vice
President and Chief
Sales Officer)
Carol J. Kline	2010	300,000		—	646,450	—	195,000	—	29,821	1,171,271
(Executive Vice	2009	300,000		75,000	212,250	—	—	—	15,629	602,879
President and Chief	2008	167,308		—	945,000	—	—	—	2,251	1,114,559
Information Officer)

(1)
Amounts set forth in column (d) are discretionary cash bonus payments and sign-on bonus payments outside of the MIP that are not subject to pre-established and communicated performance measures. Discretionary bonuses are paid in the first quarter of the year following the year for which such bonus was awarded and sign-on bonuses are generally paid at the time of hire.

(2)
Amounts set forth in columns (e) and (f) were calculated pursuant the guidance in FASB ASC Topic 718. We calculate the fair value for RSUs based on the closing price of our common stock on the date of grant multiplied by the number of shares granted and assume with regard to performance vesting RSUs, if any, achievement of the performance targets.

(3)
Amounts set forth in column (g) are annual MIP payments that are awarded based upon the Compensation Committee's assessment of each named executive officer's performance under pre-established and communicated performance measures (specifically, the success factors described above in the section entitled "Executive Compensation Program Design and Implementation—The Role of Cash Compensation—Cash Incentives") and are paid during the first quarter of the year following the year for which such bonus was awarded.

(4)
Amounts set forth in column (h) are summarized below in the section entitled "Nonqualified Deferred Compensation." Pursuant to Instruction 3 to Item 402(c)(viii) of Regulation S-K, negative amounts are disclosed in the Nonqualified Deferred Compensation table below, but are excluded from the Summary Compensation Table.

(5)
Amounts set forth in column (i) are summarized below in the section entitled "All Other Compensation."

(6)
This amount represents that portion of Mr. Bellini's $300,000 annual base salary paid from his first day of employment, March 8, 2010, through December 31, 2010.

        The Summary Compensation Table should be read in conjunction with additional tables and narrative descriptions that follow. The Grants of Plan-Based Awards table, and the accompanying description of the material terms of the RSU awards granted in 2010, provides information regarding the long-term equity incentives awarded to named executive officers in 2010. The Outstanding Equity Awards at Year-End and Option Exercises and Stock Vested tables provide further information on the named executive officers' potential realizable value and actual value realized with respect to their equity awards. The base salaries for Messrs. Tuchman, Barlett and Bellini were initially established in their employment agreements with us at $250,000, $250,000 and $300,000 respectively. The Compensation Committee subsequently approved increases in the base salaries for Messrs. Tuchman and Barlett to the levels shown as of December 31, 2010. The employment agreements are described in the section below entitled "Potential Payments Upon Termination or Change in Control—Employment Agreements".

Nonqualified Deferred Compensation Table

        Named executive officers have the opportunity to contribute all or a portion of their salaries, discretionary cash bonuses or cash incentives to a deferred compensation plan. We do not provide deferred compensation to the named executive officers in excess of their individual contributions. The following table summarizes activity in our deferred compensation plan during 2010 for our named executive officers:

Name (a)	Executive Contributions in Last Fiscal Year(1) ($) (b)	Registrant Contributions in Last Fiscal Year ($) (c)	Aggregate Earnings in Last Fiscal Year(2) ($) (d)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($) (e)	Aggregate Balance at Last Fiscal Year End(3) ($) (f)
Kenneth D. Tuchman	—	—	113,601	—	1,383,471
James E. Barlett	—	—	(3,929)	—	583,265
John R. Troka, Jr.	15,000	—	32,876	—	264,075
Joseph M. Bellini	—	—	—	—	—
Carol J. Kline	—	—	—	—	—

(1)
Amounts set forth in column (b) are included in "Salary," "Bonus" and/or "Non-Equity Incentive Plan" compensation columns of the Summary Compensation Table above for the named executive officers.

(2)
With the exception of a negative amount for Mr. Barlett, amounts set forth in column (d) are included in the "Change in Value of Non-qualified Deferred Compensation Earnings" column of the Summary Compensation Table above for the named executive officers.

(3)
Amounts set forth in column (f) were reported as compensation to the named executive officers in the Summary Compensation Table for 2010 and previous years.

All Other Compensation Table

        The following table describes the perquisites and other compensation received by the named executive officers during 2010:

Perquisite	Mr. Tuchman	Mr. Barlett	Mr. Troka	Mr. Bellini	Ms. Kline
Personal Use of Company Aircraft(1)	$17,274	$1,749	$—	$—	$—
Automobile(1)	33,952	15,474	—	—	—
Executive Health/Dental/Vision Premiums	17,006	10,099	18,343	6,285	14,853
Group Term/Executive Life Premiums	414	2,286	8,410	8,011	9,870
Deferred Death Benefit	802	13,510	168	—	—
401(k) Plan Matching Contributions	—	6,057	5,164	1,038	5,098
Paid Time Off Donated	—	—	4,808	—	—
Relocation	—	—	—	75,258	—
Phone Allowance	—	—	—	1,939	—

Total	$69,448	$49,175	$36,893	$92,531	$29,821

(1)
Automobile and personal use of our aircraft are generally limited to Messrs. Tuchman and Barlett, the CEO and Vice Chairman, respectively.

Grants of Plan-Based Awards

        Each of the Non-Equity Incentive Plan Awards reported in this "Grants of Plan-Based Awards" table refers to payments under the MIP. The material terms of these incentive awards are described in the section entitled "COMPENSATION DISCUSSION AND ANALYSIS". The following table sets forth information about the cash incentives under the MIP or discretionary cash bonuses for the named executive officers in 2010 and the RSU stock awards to each named executive officer during 2010:

								All Other Stock Awards: Number of Shares of Stock or Units (#) (i)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Awards of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards (($) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)
Kenneth D. Tuchman	3/5/2010	—	—	—	—	—	—	300,000	—	—	5,541,000
James E. Barlett	3/5/2010	—	—	—	—	—	—	300,000	—	—	5,541,000
John R. Troka, Jr.		—	187,500	281,250	—	—	—	—	—	—
	3/5/2010	—	—	—	—	—	—	25,000	—	—	461,750
Joseph M. Bellini		—	300,000	450,000	—	—	—	—	—	—
	3/5/2010	—	—	—	—	—	—	50,000	—	—	840,000
Carol J. Kline	3/5/2010	—	300,000	450,000	—	—	—	35,000	—	—	646,450

(1)
Amounts set forth in columns (c), (d) and (e) are based on estimated future payouts under the 2010 MIP, assuming that the 2010 MIP is funded by the incentive benefit pool and the Compensation Committee elects to award cash incentives. Messrs. Tuchman and Barlett have elected not to participate in prior year MIPs and it is anticipated that they will not participate in the 2010 MIP. However, on December 31, 2010 Messrs. Tuchman and Barlett were still eligible to receive payments under the 2010 MIP.

(2)
Amounts set forth in column (j) represent the number of shares underlying time-in-service based RSU awards.

(3)
Amounts set forth in column (l) represent the grant date fair value as determined pursuant to the guidance in FASB ASC Topic 718. We calculate the fair value for RSUs based on the closing price of our common stock on the date of grant multiplied by the number of shares granted and assume with regard to performance vesting RSUs, if any, achievement of the highest level of performance.

Outstanding Equity Awards at Year-End

        The following tables present information regarding the outstanding equity awards held by each of the named executive officers as of December 31, 2010, including the vesting dates for the portions of these awards that had not vested as of that date. All equity awards listed below were issued from our Equity Incentive Plans.

	Options Awards						Stock Awards
Name (a)	Grant Date (b)	Number of Securities Underlying Unexercised Options Exercisable (#) (c)	Number of Securities Underlying Unexercised Options Unexercisable (#) (d)	Option Exercise Price ($) (e)		Option Expiration Date (f)	Number of Shares or Units of Stock that Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)	Equity Incentive Plan Awards. Number of Unearned Shares, Units or Other Rights Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(2) (#) (j)
Kenneth D. Tuchman	10/1/2001	420,000	—	7.95	(3)	10/1/2011	—		—	—		—
	2/25/2002	420,000	—	11.83		2/25/2012	—		—	—		—
	11/4/2005	800,000	—	11.35		11/4/2015	—		—	—		—
	6/22/2007	—	—	—		—	100,000	(5)	2,059,000	100,000	(6)	2,059,000
	3/5/2010	—	—	—		—	300,000	(7)	6,177,000	—		—
James E. Barlett	10/15/2001	312,500	—	7.84		10/15/2011	—		—	—		—
	2/25/2002	100,000	—	11.83		2/25/2012	—		—	—		—
	6/22/2007	—	—	—		—	350,000	(8)	7,206,500	—		—
	3/5/2009	—	—	—		—	221,250	(9)	4,555,538	—		—
	3/5/2010	—	—	—		—	300,000	(10)	6,177,000	—		—
Johr R. Troka, Jr.	2/15/2006	2,500	—	12.75		2/15/2016	—		—	—		—
	1/22/2007	—	—	—		—	10,000	(5)	205,900			—
	8/7/2008	—	—	—		—	12,500	(11)	257,375	—		—
	11/12/2008	—	—	—		—	37,500	(12)	772,125	—
	3/5/2009	—	—	—		—	75,000	(9)	1,544,250	—		—
	3/5/2010	—	—	—		—	25,000	(10)	514,750	—		—
Joseph M. Bellini	3/25/2010	—	—	—		—	50,000	(13)	1,029,500	—		—
Carol J. Kline	8/7/2008	—	—	—		—	22,500	(14)	463,275	—		—
	11/19/2008	—	—	—		—	30,000	(15)	617,700	—		—
	3/5/2009	—	—	—		—	18,750	(9)	386,063	—		—
	3/5/2010	—	—	—		—	35,000	(10)	720,650	—		—

(1)
The dollar amounts set forth in column (h) are determined by multiplying (x) the number of shares or units reported in column (g) by (y) $20.59 (the closing price of our common stock on December 31, 2010, the last trading day of 2010).

(2)
The dollar amounts set forth in column (j) are determined by multiplying (x) the number of shares or units reported in column (j) by (y) $20.59 (the closing price of our common stock on December 31, 2010, the last trading day of 2010).

(3)
On September 17, 2008 the Compensation Committee accepted Mr. Tuchman's voluntary offer to amend outstanding stock options that were granted on October 1, 2001 by increasing the exercise price from $6.98 to $7.95 per share after it was subsequently determined that these stock options were mistakenly issued with an exercise price that was below the fair market value of our common stock on the appropriate accounting measurement date. Mr. Tuchman did not receive any remuneration in exchange for the $0.97 per share increase in the exercise price of the stock options. All other terms of the stock options, including the vesting schedule, remain the same. The incremental fair value of the repriced stock options to Mr. Tuchman under the guidance in FASB ASC Topic 718 was $0.

(4)
On September 17, 2008 the Compensation Committee accepted Mr. Barlett's voluntary offer to amend outstanding stock options that were granted on May 13, 2005 by increasing the exercise price from $7.34 to $7.79 per share after it was subsequently determined that these stock options were mistakenly issued with an exercise price that was below the fair market value of our common stock on the appropriate accounting measurement date. Mr. Barlett did not receive any remuneration in exchange for the $0.45 per share increase in the exercise price of the stock options. All other terms of the stock options, including the vesting schedule, remain the same. The incremental fair value of the repriced stock options to Mr. Barlett under the guidance in FASB ASC Topic 718 was $0.

(5)
The unvested portion of this time-in-service RSU award vests in two equal annual installments on January 22, 2011 and on January 22, 2012.

(6)
The unvested portion of this performance-based RSU award vests in two equal annual installments on March 1, 2011 and on March 1, 2012. Subsequent to December 31, 2010, the fourth annual installment of these performance-based RSUs was forfeited as the established performance metrics were not met.

(7)
The unvested portion of this time-in-service-based RSU award vests in four equal annual installments beginning on March 5, 2011 and on each anniversary thereafter.

(8)
The unvested portion of this time-in-service-based RSU award vests in seven equal annual installments beginning on January 22, 2011 and on each anniversary thereafter.

(9)
The unvested portion of this time-in-service-based RSU award vests in three equal annual installments beginning on March 5, 2011 and on each anniversary thereafter.

(10)
The unvested portion of this time-in-service-based RSU award vests in four equal annual installments beginning on March 5, 2011 and on each anniversary thereafter.

(11)
The unvested portion of this time-in-service RSU award vests in two equal annual installments on January 22, 2011 and on January 22, 2012.

(12)
The unvested portion of this time-in-service RSU award vests in two equal annual installments on November 12, 2011 and on November 12, 2012.

(13)
The unvested portion of this time-in-service-based RSU award vests in four equal annual installments beginning on March 25, 2011 and on each anniversary thereafter.

(14)
The unvested portion of this time-in-service RSU award vests in two equal annual installments on August 7, 2011 and on August 7, 2012.

(15)
The unvested portion of this time-in-service RSU award vests in two equal annual installments on November 19, 2011 and on November 19, 2012.

Option Exercises and Stock Vested

        The following table presents information regarding the exercise of stock options by named executive officers during 2010, and on the vesting of RSUs held by named executive officers during 2010.

	Options Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise(1) ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting(2) ($) (e)
Kenneth D. Tuchman	—	—	50,000	917,000
James E. Barlett	60,500	817,600	123,750	2,279,163
John R. Troka, Jr.	23,000	278,799	55,000	994,263
Joseph M. Bellini	—	—	—	—
Carol J. Kline	—	—	32,500	550,663

(1)
The dollar amounts set forth in column (c) above for option awards are determined by multiplying the difference between the actual sales price less the option price by the number of shares sold.

(2)
The dollar amounts set forth in column (e) above for stock awards are determined by multiplying (i) the number of shares of common stock to which the vesting of the unit related by (ii) the per-share closing price of our common stock on the date of vesting.

Potential Payments upon Termination or Change in Control

Employment Agreements

        Other than the employment agreements described below with respect to Messrs. Tuchman, Barlett and Bellini, none of the named executive officers is entitled to receive compensation or benefits upon termination other than as generally provided to all of our U.S. employees under our Severance Pay Plan approved by the Board in 2008. The employment agreements for Messrs. Tuchman and Barlett were amended in December 2008 in order to comply with the deferred compensation section 409A of the Code.

        Agreement with Kenneth D. Tuchman.    We entered into an employment agreement with Mr. Tuchman, our Chairman and CEO, in October 2001. If, during the term, we terminate Mr. Tuchman's employment other than for cause, death or disability or if Mr. Tuchman resigns for "good cause", we will pay Mr. Tuchman as severance a sum equal to 24 months of Mr. Tuchman's then current base salary, plus 24 months of continued fringe benefits that he would have been entitled to receive as of the date of his termination. For purposes of Mr. Tuchman's employment agreement, good cause means (i) a material decrease in Mr. Tuchman's base salary and/or a material decrease in Mr. Tuchman's employee benefits (other than pursuant to a general reduction or modification of such salary or benefits generally applicable to our senior executives); or (ii) a material change in the responsibilities or duties assigned to Mr. Tuchman, as measured against Mr. Tuchman's responsibilities or duties immediately prior to such change, that causes Mr. Tuchman to be of materially reduced stature or responsibility; or (iii) the occurrence of circumstances establishing constructive discharge under the common law of the State of Colorado, under which the Company's conduct makes or allows Mr. Tuchman's working conditions to become so intolerable that Mr. Tuchman has no reasonable choice but to resign. However, a constructive discharge does not exist unless a reasonable person would concur with Mr. Tuchman's opinion that the working conditions are intolerable. In addition, all of Mr. Tuchman's unvested stock options that would have vested under his option agreements during the 12 months following his date of termination will vest. In December 2008, the Compensation Committee authorized an amendment to Mr. Tuchman's employment agreement in order to ensure that the severance payments would comply with, or be exempt from, the deferred compensation rules of the Internal Revenue Service and therefore, would not trigger additional taxation under section 409A of the Code. Under the amendment, the amounts due to Mr. Tuchman that are not exempt from section 409A of the Code will be payable to him in a lump sum within 60 days following the date of termination of Mr. Tuchman's employment. Prior to the amendment, the amounts due were payable to Mr. Tuchman in 24 equal monthly installments after the termination of Mr. Tuchman's employment. During Mr. Tuchman's employment and for a period of three years thereafter, Mr. Tuchman is subject to non-competition, non-solicitation and confidentiality provisions.

        Agreement with James E. Barlett.    We entered into an employment agreement with Mr. Barlett, our Vice Chairman, in October 2001. If, during the term, we terminate Mr. Barlett's employment other than for cause, death or disability or if Mr. Barlett resigns for "cause", we will pay to Mr. Barlett as severance a sum equal to 24 months of Mr. Barlett's then current base salary, plus 24 months of continued fringe benefits that he would have been entitled to receive as of the date of his termination. For purposes of Mr. Barlett's employment agreement, cause means (i) a material decrease in Mr. Barlett's base salary and/or a material decrease in Mr. Barlett's employee benefits (other than pursuant to a general reduction or modification of such salary or benefits generally applicable to our senior executives); or (ii) a material change in the responsibilities or duties assigned to Mr. Barlett, as measured against Mr. Barlett's responsibilities or duties immediately prior to such change, that causes Mr. Barlett to be of materially reduced stature or responsibility; or (iii) the occurrence of circumstances establishing constructive discharge under the common law of the State of Colorado, under which the Company's conduct makes or allows Mr. Barlett's working conditions to become so intolerable that Mr. Barlett has no reasonable choice but to resign. However, a constructive discharge does not exist unless a reasonable person would concur with Mr. Barlett's opinion that the working conditions are intolerable. In addition, all of Mr. Barlett's unvested stock options that would have vested under his option agreements during the 12 months following his date of termination will vest. In December 2008, the Compensation Committee authorized an amendment to Mr. Barlett's employment agreement in order to ensure that the severance payments would comply with, or be exempt from, the deferred compensation rules of the Internal Revenue Service and therefore, would not trigger additional taxation under section 409A of the Code. Under the amendment, the amounts due to Mr. Barlett that are not exempt from section 409A of the Code will be payable in a lump sum within 60 days following the date of termination of Mr. Barlett's employment. Prior to the amendment, the amounts due were payable to

Mr. Barlett in 24 equal monthly installments after the termination of Mr. Barlett's employment. During Mr. Barlett's employment and for a period of eighteen months thereafter, Mr. Barlett is subject to non-competition, non-solicitation and confidentiality provisions.

        Agreement with Joseph M. Bellini.    We entered into an employment agreement with Mr. Bellini, our Executive Vice President and Chief Sales Officer upon his hire in March 2010. If we terminate Mr. Bellini's employment without "cause", we will pay to Mr. Bellini as severance a sum equal to 12 months of Mr. Bellini's then current base salary. For purposes of Mr. Bellini's employment agreement, cause means: (i) commission of any felony, any crime involving dishonesty or moral turpitude, or any law or ethical rule relating to the Company; (ii) theft or misuse of our property; (iii) material violation of our Code of Conduct or policies; (iv) illegal use of any controlled substance; (v) unauthorized use or disclosure of our trade secrets or other confidential information; (vi) repeated dishonesty or misrepresentation; (vii) disparaging the Company or its affiliates; or (viii) intentionally falsifying any document or making misleading statements related to employment. During Mr. Bellini's employment and for a period of one year thereafter, Mr. Bellini is subject to non-competition, non-solicitation and confidentiality provisions.

Change in Control

        The stock option and RSU agreements with the named executive officers have provisions for accelerated vesting if there is a change in control of TeleTech. Such vesting occurs on the effective date of a change in control. As defined in those agreements, a change of control means the occurrence of any one of the following events: (1) any consolidation, merger or other similar transaction (A) involving TeleTech, if TeleTech is not the continuing or surviving corporation, or (B) which contemplates that all or substantially all of the business and/or assets of TeleTech will be controlled by another corporation; (2) any sale, lease, exchange or transfer (in one transaction or series of related transactions) of all or substantially all of the assets of TeleTech (a "Disposition"); provided, however, that the foregoing shall not apply to any Disposition to a corporation with respect to which, following such Disposition, more than 51% of the combined voting power of the then outstanding voting securities of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of at least 51% of the then outstanding Common Stock and/or other voting securities of TeleTech immediately prior to such Disposition, in substantially the same proportion as their ownership immediately prior to such Disposition; (3) approval by the stockholders of TeleTech of any plan or proposal for the liquidation or dissolution of TeleTech, unless such plan or proposal is abandoned within 60 days following such approval; (4) the acquisition by any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), or two or more persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 51% or more of the outstanding shares of voting stock of TeleTech; provided, however, that for purposes of the foregoing, "person" excludes Kenneth D. Tuchman and his affiliates; provided, further that the foregoing shall exclude any such acquisition (A) by any person made directly from TeleTech, (B) made by TeleTech or any Subsidiary, or (C) made by an employee benefit plan (or related trust) sponsored or maintained by TeleTech or any Subsidiary; or (v) if, during any period of 15 consecutive calendar months commencing at any time on or after the Grant Date, those individuals (the "Continuing Directors") who either (A) were directors of TeleTech on the first day of each such 15-month period, or (B) subsequently became directors of TeleTech and whose actual election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors then on the board of directors of TeleTech, cease to constitute a majority of the board of directors of TeleTech.

        As of December 31, 2010, our standard option agreement for the named executive officers (as well as all individuals who are employed at the vice president level or higher) contained a provision whereby the vesting of such stock options (which typically have a four or five year vesting period) would accelerate by a period of two years immediately upon the occurrence of a change in control. On February 17, 2010, the Compensation Committee approved an amendment to our form of RSU Agreements governing the RSUs currently outstanding and held by our executive officers in order to address an ambiguity in such agreements and clarify that all unvested RSUs held by such executive officers will immediately vest on the effective date of a change in control of TeleTech. The intent of the original agreement was to provide full vesting for executive officers upon a change in control because such executive officers are at the most risk to have their employment terminated upon the occurrence of a change in control.

        The following table lists the named executive officers and the estimated amounts they would have become entitled to: (1) upon termination without cause or resignation for good cause; (2) upon termination for cause or voluntary resignation; (3) upon death; (4) upon disability; and (5) upon a change in control occurring on December 31, 2010 and if the named executive officer's employment was terminated upon the change in control:

Name		Termination Without Cause or Resignation for Good Cause ($)	Termination for Cause or Voluntary Resignation ($)	Death ($)		Disability(5) ($)	Change in Control ($)
Kenneth D. Tuchman	Cash	700,000	—	—		29,167	700,000
	Equity Acceleration(1)	—	—	—		—	10,295,000
	Continued Benefits(2)	117,376	—	—		—	117,376
	Accidental Death & Dismemberment Insurance ("AD&D")	—	—	200,000		200,000	—
	Life Insurance	—	—	1,700,000	(6)	—	—

	Total	817,376	—	1,900,000		229,167	11,112,376
James E. Barlett	Cash	700,000	—	—		29,167	700,000
	Equity Acceleration(1)	—	—	—		—	17,939,038
	Continued Benefits(2)	140,984	—	—		—	140,984
	AD&D	—	—	200,000		200,000	—
	Life Insurance	—	—	1,300,000	(7)	—	—

	Total	840,984	—	1,500,000		229,167	18,780,022
John R. Troka, Jr.	Cash(3)	153,846	—	—		13,000	153,846
	Equity Acceleration(1)	—	—	—		—	3,294,400
	Continued Benefits	—	—	—		—	—
	AD&D	—	—	200,000		200,000	—
	Life Insurance	—	—	4,442,693	(8)	—	—

	Total	153,846	—	4,642,693		213,000	3,448,246
Joseph M. Bellini	Cash(4)	300,000	—	—		13,000	300,000
	Equity Acceleration(1)	—	—	—		—	1,029,500
	Continued Benefits	—	—	—		—	—
	AD&D	—	—	200,000		200,000	—
	Life Insurance	—	—	4,000,000	(9)	—	—

	Total	300,000	—	4,200,000		213,000	1,329,500
Carol J. Kline	Cash(3)	92,308	—	—		13,000	92,308
	Equity Acceleration(1)	—	—	—		—	2,187,688
	Continued Benefits	—	—	—		—	—
	AD&D	—	—	200,000		200,000	—
	Life Insurance	—	—	4,200,000	(10)	—	—

	Total	92,308	—	4,400,000		213,000	2,279,996

(1)
Dollar amounts set forth in this row represent the aggregate of: (i) the number of unvested RSUs that would vest upon a change in control multiplied by $20.59, the closing price of our common stock on December 31, 2010; and

  (ii) the number of unvested stock options that would vest upon a change in control multiplied by the excess of $20.59 over the exercise price of such stock options.

(2)
Continued Benefits consist of the following:

Perquisite	Mr. Tuchman	Mr. Barlett
Personal Use of Company Aircraft	$6,514	$23,066
Automobile	33,952	15,474
Executive Health/Dental/Vision Premiums	17,006	10,099
Group Term/Executive Life Premiums	414	2,286
Deferred Death Benefit	802	13,510
401(k) Plan Matching Contributions	—	6,057

Total	$58,688	$70,492
(3)
Mr. Troka and Ms. Kline participate in our Severance Pay Plan, which is available to all employees.

(4)
Mr. Bellini's employment agreement provides for payment of 12 months of his then current base salary.

(5)
Represents one month of short-term disability. For Messrs. Troka and Bellini and Ms. Kline, short-term disability is limited to three months at 80% of base salary, with a maximum of $13,000 / month. For Messrs. Tuchman and Barlett, in accordance with their employment agreements, short-term disability is limited to three months at 100% of base salary.

(6)
Includes $200,000 of basic life insurance provided by the Company and a $1,500,000 death benefit payable through the Company's deferred compensation plan.

(7)
Includes $200,000 of basic life insurance provided by the Company and a $1,100,000 death benefit payable through the Company's deferred compensation plan.

(8)
Includes $200,000 of basic life insurance, a $4,000,000 executive life insurance policy provided by the Company and a $242,693 death benefit payable through the Company's deferred compensation plan.

(9)
Includes $200,000 of basic life insurance and a $4,000,000 executive life insurance policy provided by the Company.

(10)
Includes $200,000 of basic life insurance and a $3,461,500 executive life insurance policy provided by the Company.

Equity Compensation Plan Information

        The following table sets forth, as of December 31, 2010, the number of shares of our common stock to be issued upon exercise of outstanding options, RSUs, warrants and rights, the weighted-average exercise price of outstanding options, warrants and rights, and the number of securities available for future issuance under equity-based compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, RSUs, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)($)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	5,586,822	(1)	10.81	(2)	3,790,684
Equity compensation plans not approved by security holders	—		—		—
					3,790,684

Total	5,586,822

(1)
Includes options to purchase 2,877,620 shares and 2,709,202 RSUs issued under our Equity Incentive Plans.

(2)
Weighted average exercise price of outstanding stock options; excludes RSUs, which have no exercise price.

Certain Relationships and Related Party Transactions

        The Audit Committee, pursuant to its written charter, is charged with the responsibility of reviewing and approving or ratifying any transaction required to be disclosed as a "related party" transaction under applicable law, rules, or regulations, including SEC rules and regulations. In this regard, we have adopted a Related Party Transaction Policy that requires all officers and directors to complete a questionnaire during the first quarter of each fiscal year. The questionnaire asks officers and directors to describe the terms of all related party transactions (as defined in Item 404(a) of Regulation S-K) that occurred during the prior year and that are expected to occur during the current year. The Audit Committee then reviews all related party transactions and pre-approves all such transactions expected to occur during the current year. To accomplish this objective, the Audit Committee compares the terms of each related party transaction with the terms offered by at least three unaffiliated vendors in order to determine whether the transactions are comparable to the terms we could have obtained in an arm's length transaction.

        Avion, LLC.    During 2010, we continued our agreement with Avion, LLC to provide the use of aircraft. Mr. Tuchman, our Chairman and CEO, owns 100% of Avion. During 2010, 2009 and 2008, we paid to Avion an aggregate of $1.5 million, $0.6 million and $0.7 million, respectively, for services provided to us.

        AirMax, LLC.    During 2010, we continued our agreement with AirMax, LLC to provide flight crew and other aviation services. Mr. Tuchman also purchases services from AirMax and, in 2005, provided a loan to AirMax that was repaid as of December 31, 2008. During 2010, 2009 and 2008, we paid to AirMax an aggregate of $0.9 million, $1.1 million and $1.7 million, respectively, for services provided to us.

        In accordance with the Related Party Transaction Policy, these related party transactions were pre-approved by the Audit Committee after reviewing supporting documentation regarding the rates charged by unaffiliated vendors and concluding that the terms of the related party transactions were comparable to the terms we could have obtained from unaffiliated vendors.

REPORT OF THE AUDIT COMMITTEE

        The following report of the Audit Committee shall not be deemed to be "soliciting material" or to otherwise be considered "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934 except to the extent that we specifically incorporate it by reference into such filing.

        Management is responsible for financial reporting including our system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Our independent registered public accounting firm is responsible for auditing the effectiveness of our internal control and financial statements. Our responsibility is to monitor and review these processes. It is not our duty or responsibility to conduct auditing or accounting reviews or procedures. We are not employees of TeleTech and we may not be, and we may not represent ourselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent registered public accounting firm included in its report on the financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent registered public accounting firm do not assure that the financial statements are presented in accordance with generally accepted accounting principles or that the audit of the financial statements has been carried out in accordance with generally accepted auditing standards.

        We perform the following functions pursuant to the Audit Committee charter adopted by the Board:

  •
  provide an open avenue of communication among the independent registered public accounting firm, the Vice President of Internal Audit and the Board;

  •
  oversee the adequacy of internal controls and financial reporting process and the reliability of the financial statements;

  •
  confirm and assure the independence of the independent registered public accounting firm;

  •
  review and approve the provision by the independent registered public accounting firm of all permissible non-audit services;

  •
  oversee the function, adequacy and progress of the internal audit department;

  •
  conduct or authorize investigations into any matters within the Audit Committee's scope of responsibility;

  •
  review and approve the establishment and compliance with our Code of Conduct;

  •
  oversee our enterprise-wide risk management programs; and

  •
  review and approve all related-party transactions.

        We meet with management periodically to consider the adequacy of the internal controls and the objectivity of our financial reporting. We discuss these matters with the independent registered public accounting firm, PricewaterhouseCoopers LLP, and with appropriate TeleTech financial personnel, including the Vice President of Internal Audit.

        We are also directly responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm and review periodically their performance and independence from management.

        The directors who serve on the Audit Committee are all "Independent" under applicable NASDAQ standards and SEC rules and regulations. The Board has determined that none of us has a relationship with TeleTech that may interfere with our independence from TeleTech and its management.

        This year, we reviewed the financial statements and met with both management and PricewaterhouseCoopers LLP to discuss the financial statements. PricewaterhouseCoopers LLP audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of TeleTech in conformity with accounting principles generally accepted in the United States of America and discusses with us any issues they believe should be raised with us.

        Management has represented to us that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

        The Audit Committee also has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the PCAOB regarding the independent accountant's communications with the audit committee concerning independence, and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with that firm. We also discussed with PricewaterhouseCoopers LLP the matters to be discussed by SAS No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

        Based on these reviews and discussions, we recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

        It is expected that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to appropriate questions of stockholders and will have the opportunity to make a statement if they desire to do so.

William A. Linnenbringer, Chair Ruth Lipper Robert M. Tarola Shirley Young

 PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees Paid to Accountants

        PricewaterhouseCoopers LLP ("PwC") has served as our independent registered public accounting firm since May of 2007. The following table shows the fees for the audit and other services provided by PwC for years ended December 31, 2010 and 2009 (amounts in thousands).

	PwC
	2010	2009
Audit fees	$2,576	$3,394
Audit-related fees	91	41
Tax fees	70	57
All other fees	609	235

Total	$3,346	$3,727

        Audit Fees:    This category includes the audit of our annual financial statements; review of financial statements included in our Form 10-Q quarterly reports; the audit of management's assessment of the effectiveness, as well as the audit of the effectiveness of our internal control over financial reporting included in our 2010 Annual Report on Form 10-K and as required by Section 404 of the Sarbanes-Oxley Act of 2002; and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for current and prior years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions and the preparation of an annual "management letter" on internal control matters.

        Audit-related fees:    This category consists of assurance and related services provided by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under "Audit Fees." Audit-related fees included accounting consultations and other attestation procedures.

        Tax fees:    This category consists of professional services rendered by the independent registered public accounting firm, primarily in connection with our tax planning and compliance activities, including the preparation of tax returns in certain overseas jurisdictions and technical tax advice related to the preparation of tax returns.

        All other fees:    This category consists of professional services provided by PwC related to human capital and expatriate services, International Financial Reporting Standards assessment and training, and other nonrecurring miscellaneous services.

        The Audit Committee has considered whether the independent registered public accounting firms' provision of non-audit services is compatible with their independence and determined that it is compatible. All of the services provided by PwC were approved by the Audit Committee pursuant to its policy on pre-approval of audit and permissible non-audit services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

        All audit and non-audit services provided by PwC to us must be permissible under section 10A of the Securities Exchange Act of 1934 and must be pre-approved in advance by our Audit Committee. The Audit Committee Chair has delegated authority to pre-approve non-audit service projects with a total cost of up to $200,000 per fiscal year. However, if pre-approval is obtained from the Audit Committee Chair, the service may be performed but must be ratified by the Audit Committee at the next scheduled meeting. In accordance with this policy, the Audit Committee pre-approved all services performed and to be performed by PwC.

GENERAL INFORMATION

Next Annual Meeting of Stockholders

        In order for a proposal of a stockholder to be included in the proxy statement and form(s) of proxy relating to our 2012 annual meeting, the proposal must be in writing and received by our Corporate Secretary, 9197 S. Peoria Street, Englewood, Colorado 80112, no later than December 14, 2011. Timely receipt of a stockholder's proposal will satisfy only one of the various conditions established by the SEC for inclusion in our proxy materials.

OTHER BUSINESS

        We know of no other matter to be acted upon at the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy card as proxies for the holders of our common stock will vote thereon in accordance with their best judgment.

ANNUAL REPORT ON FORM 10-K

        Our 2010 Annual Report on Form 10-K is being delivered to the stockholders together with this Proxy Statement. However, the report is not part of the proxy solicitation materials. Additional copies of our 2010 Annual Report on Form 10-K may be obtained without charge upon request made to TeleTech Holdings, Inc., 9197 S. Peoria Street, Englewood, Colorado 80112, Attention: Investor Relations.

BY ORDER OF THE BOARD OF DIRECTORS
KENNETH D. TUCHMAN Chairman and Chief Executive Officer

Englewood, Colorado
April 12, 2011

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0000103304_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Kenneth D. Tuchman 02 James E. Barlett 03 William Linnenbringer 04 Ruth C. Lipper 05 Shrikant Mehta 06 Anjan Mukherjee 07 Robert M. Tarola 08 Shirley Young 9197 SOUTH PEORIA STREET ENGLEWOOD, CO 80112 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 25, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by TeleTech Holdings, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 25, 2011. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3: For Against Abstain 2. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011; 3. The proposal regarding an advisory vote on executive compensation; and The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 4. The proposal regarding an advisory vote on the frequency of advisory vote on executive compensation. NOTE: This proxy when properly executed will be voted in the manner directed herein. If no direction is made, the proxy will be voted FOR all of the Board of Directors nominees, FOR Proposal 2, FOR Proposal 3 and EVERY ONE (1) YEAR for Proposal 4. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000103304_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10-K Wrap is/are available at www.proxyvote.com . This Proxy is Solicited on Behalf of The Board of Directors of TELETECH HOLDINGS, INC. The undersigned, having received Notice of Annual Meeting and Proxy Statement, hereby appoints KENNETH D. TUCHMAN and WILLIAM H. BRIERLY, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of TELETECH HOLDINGS, INC. owned of record by the undersigned at the 2011 Annual Meeting of Stockholders to be held at TeleTech's headquarters located at 9197 South Peoria Street, Englewood, CO 80112 on May 26, 2011 at 10:00 a.m. local time, and any adjournments or postponements thereof, in accordance with the directions marked on the reverse side hereof. The proxies, or each of them, in their or his or her sole discretion, are authorized to vote for the election of a person nominated to the Board of Directors if any nominee named herein becomes unable to serve or if for any reason whatsoever, another nominee is required, and the proxies, or each of them, in their or his or her sole discretion are further authorized to vote on other matters which may properly come before the 2011 Annual Meeting and any adjournments or postponements thereof. You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote these shares unless you sign and return this card. Continued and to be signed on reverse side ADMISSION TICKET ANNUAL MEETING OF STOCKHOLDERS OF TELETECH HOLDINGS, INC. May 26, 2011 10:00 a.m. MDT TeleTech’s Headquarters 9197 South Peoria Street Englewood, CO 80112 1-800-TELETECH Please date, sign and mail Your proxy card in the enclosed envelope as soon as possible.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 4 ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION
CORPORATE GOVERNANCE AND BOARD OF DIRECTOR MATTERS
EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF THE COMPENSATION COMMITTEE
EXECUTIVE COMPENSATION TABLES Summary Compensation Table For Year Ended December 31, 2010
REPORT OF THE AUDIT COMMITTEE
PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
GENERAL INFORMATION
OTHER BUSINESS
ANNUAL REPORT ON FORM 10-K